Exhibit 99.11

ENGLISH TRANSLATION OF UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF CHILECTRA AMÉRICAS AND ITS SUBSIDIARY AS OF JUNE 30 AND MARCH 1, 2016 AND FOR THE PERIOD FROM MARCH 1, 2016 TO JUNE 30, 2016

IMPORTANT INFORMATION

Subject to shareholder approval and satisfaction of other conditions precedent, Chilectra Americas S.A. (“Chilectra Américas”) and Endesa Américas S.A. (“Endesa Américas”) will merge with and into Enersis Américas S.A. (“Enersis Américas”) (the “Merger”), with Enersis Américas continuing as the surviving corporation. The Merger is part of an overall reorganization of the businesses of Enersis S.A. (“Enersis”), Empresa Nacional de Electricidad S.A. (“Endesa Chile”) and Chilectra S.A. (“Chilectra”) to separate their respective Chilean and non-Chilean electricity generation, distribution and transmission businesses. Following the Merger, Enersis Américas, under the name “Enel Américas S.A.”, will hold the combined non-Chilean electricity generation, distribution and transmission businesses of Enersis, Endesa Chile and Chilectra.

In the Merger, each outstanding share of Chilectra Américas common stock (other than shares owned by Enersis Américas and shares for which statutory merger dissenters’ withdrawal rights are exercised) will be exchanged for 4.0 shares of Enersis Américas common stock.

Enersis Américas and Chilectra Américas are Chilean companies. Information distributed in connection with the proposed Merger and the related shareholder votes is subject to Chilean disclosure requirements that are different from those of the United States. Financial statements and financial information included in these documents are prepared in accordance with Chilean accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the constituent companies are located in Chile and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue the foreign companies or their respective officers or directors in a Chilean court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Enersis Américas may purchase shares of Chilectra Americas by means other than in the Merger at any time prior to consummation of the Merger, such as in open market or privately negotiated purchases.

The following is an English translation of the original Spanish language document which has been prepared solely for informational purposes only, has no legal effect and should not be relied upon. This translation is not an offer or invitation to make an offer for the purchase of any securities. If there exist any discrepancies between the original Spanish language document and this English translation, the original Spanish language document will prevail.

The historical interim consolidated financial statements of Chilectra Américas and its subsidiary as of June 30 and March 1, 2016 and for the period from March 1, 2016 to June 30, 2016 have not been examined, audited or reviewed in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The historical interim consolidated financial statements are considered unaudited for purposes of the U.S. Securities and Exchange Commission. The historical unaudited interim consolidated financial statements are being filed on Form CB because they have been made publicly available in Chile to shareholders under Chilean law in connection with the Merger.

Chilectra Américas S.A. and it Subsidiary

Interim Consolidated Financial Statements as of June 30 and March 1, 2016 and for the period from March 1, 2016 to June 30, 2016

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

INDEX TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Interim Consolidated Financial Statements:

Interim Consolidated Statements of Financial Position as of June 30 and March 1, 2016	3
Interim Consolidated Statements of Comprehensive Income for four and three months ended June 30, 2016	4
Interim Consolidated Statements of Changes in Equity for four months ended June 30, 2016	6
Interim Consolidated Statements of Direct Cash Flows for four months ended June 30, 2016	7
Notes to the Interim Consolidated Financial Statements	8

Ch$	Chilean pesos
US$	U.S. dollars
UF	The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is set daily in advance based on the previous month’s inflation rate.
ThCh$	Thousands of Chilean pesos
ThUS$	Thousands of U.S. dollars

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

Interim Consolidated Statements of Financial Position

As of June 30, 2016 and March 01, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

		6-30-2016	3-1-2016
ASSETS	Note	ThCh$	ThCh$
CURRENT ASSETS
Cash and cash equivalents	5	19,585,660	11,658,770
Other current financial assets	6	20,656	31,692
Trade and other current receivables, net		25,417	—
Current accounts receivable from related companies	7.1	16,145,750	7,753,639
Current tax assets	8	1,557,509	431,530

TOTAL CURRENT ASSETS		37,334,992	19,875,631

NON-CURRENT ASSETS
Investments accounted for using the equity method	9	504,243,419	448,507,805
Deferred tax assets	10	60,489	41,504
TOTAL NON-CURRENT ASSETS		504,303,908	448,549,309

TOTAL ASSETS		541,638,900	468,424,940

LIABILITIES AND EQUITY	Note	6-30-2016	3-1-2016
		ThCh$	ThCh$
CURRENT LIABILITIES
Other current financial liabilities	11	389,761	—
Trade and other current payables	14	205,621	8
Current accounts payable to related companies	7.1	549,710	220,647
Other current provisions	15	3,595	3,595

TOTAL CURRENT LIABILITIES		1,148,687	224,250

TOTAL LIABILITIES		1,148,687	224,250

EQUITY
Issued capital	16.1	137,790,702	137,790,702
Retained earnings		530,028,911	522,950,351
Share premium		212,082	212,082
Other reserves	16.5	(127,541,482)	(192,752,445)
Equity attributable to equity owners of parent		540,490,213	468,200,690

TOTAL EQUITY		540,490,213	468,200,690

TOTAL LIABILITIES AND EQUITY		541,638,900	468,424,940

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 3

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

Interim Consolidated Statements of Comprehensive Income, by Nature

For the four and three months ended June 30, 2016

(in thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

STATEMENT OF COMPREHENSIVE INCOME		Four months ended 6-30-2016	Three months ended (Unaudited) 6-30-2016
Revenue		—	—
Contribution Margin		—	—
Other expenses by nature	17	(731,142)	(684,428)
Operating Income		(731,142)	(684,428)
Financial revenue	18	246,765	191,089
Financial costs	18	(190,539)	10,659
Foreign currency exchange differences	18	1,063,875	750,045
Positive	18	1,447,764	—
Negative	18	(383,889)	—
Foreign currency exchange gains, net		3	3
Share of profit (loss) of associates accounted for using the equity method	9	5,608,028	17,677,790
Net income before tax		5,996,990	17,945,158
Income tax	19	1,144,401	(1,428,740)
Net income from continuing operations		7,141,391	16,516,418
Net income from discontinued operations		—	—
NET INCOME		7,141,391	16,516,418
Net income attributable to:
Net income attributable to owners of Parent		7,141,391	16,516,418
Net income attributable to non-controlling interests		—	—
NET INCOME		7,141,391	16,515,418
Basic earnings per share
Basic earnings per share from continuing operations	Ch$/Share	6.21	14.35
Basic earnings per share	Ch$/Share	—	—
Weighted average number of shares	Thousands	1,150,742.15	1,150,742.15
Diluted earnings per share
Diluted earnings per share from continuing operations	Ch$/Share	6.21	14.35
Diluted earnings per share	Ch$/Share	—	—
Weighted average number of shares	Thousands	1,150,742.15	1,150,742.15

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 4

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

Interim Consolidated Statements of Comprehensive Income, by Nature (continued)

For the four and three months ended June 30, 2016

(in thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

STATEMENT OF COMPREHENSIVE INCOME	Note	Four months ended 6-30-2016	Three months ended (Unaudited) 6-30-2016
Net Income		7,141,391	16,516,418
Components of other comprehensive income that will not be reclassified subsequently to profit or loss. before taxes
Gain (loss) from defined benefit plans		—	—
Components of other comprehensive income that will be reclassified subsequently to profit or loss. before taxes
Foreign currency translation gains (losses)	16.5	65,939,989	37,420,996
Share of other comprehensive income from associates and joint ventures accounted for using the equity method	16.5	(729,026)	259,083
Other comprehensive income that will be reclassified subsequently to profit or loss		65,210,963	37,680,079
Components of other comprehensive income before taxes		65,210,963	37,680,079
Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss
Income tax related to components of other comprehensive income that will not be reclassified subsequently to profit or loss		—	—
Income tax related to components of other comprehensive income that will be reclassified subsequently to profit or loss
Income tax related to components of other comprehensive income that will be reclassified subsequently to profit or loss		—	—
Total Other Comprehensive Income		65,210,963	37,680,079
TOTAL COMPREHENSIVE INCOME		72,352,354	54,196,497
Comprehensive income attributable to
Comprehensive income attributable to owners of Parent		72,352,354	54,196,497
Comprehensive income attributable to non-controlling interests		—	—
TOTAL COMPREHENSIVE INCOME		72,352,354	54,196,497

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 5

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

Interim Consolidated Statements of Changes in Equity

For the four months ended June 30, 2016

(in thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

Statements of Changes in Equity	Issued Capital	Share Premium	Changes in Other Reserves						Retained Earnings	Equity Attributable to equity owners of parent	Non-controlling Interests	Total Equity
			Reserve for Exchange Differences in Foreign Currency Translation	Reserve for Cash Flow Hedges	Reserve for Gains and Losses for Defined Benefit Plans	Reserve for Gains and Losses on Remeasuring Available- for-Sale Financial Assets	Other Miscellaneous Reserves	Other Reserves
Equity at beginning of period 3/1/2016	137,790,702	212,082	(138,400,089)	—	—	—	(54,352,356)	(192,752,445)	522,950,351	468,200,690	—	468,200,690
Changes in equity
-Comprehensive income
Profit (loss)									7,141,391	7,141,391	—	7,141,391
Other comprehensive income			65,939,989	—	—	—	(729,026)	65,210,963		65,210,963	—	65,210,963
Comprehensive income										72,352,354	—	72,352,354
Dividends									(62,831)	(62,831)	—	(62,831)
Other changes	—	—	—	—	—	—	—	—	—		—	—
Total changes in equity	—	—	65,939,989	—	—	—	(729,026)	65,210,963	7,078,560	72,289,523	—	72,289,523
Equity at end of period 6/30/2016	137,790,702	212,082	(72,460,100)	—	—	—	(55,081,382)	(127,541,482)	530,028,911	540,490,213	—	540,490,213

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 6

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

Interim Consolidated Statements of Cash Flows, Direct

For the four months ended June 30, 2016

(in thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

Statements of Cash Flows- Direct Method	Note	Four months ended 6-30-2016
Cash flows from (used in) operating activities
Types of payment in cash from operating activities
Payments to suppliers for goods and services		(243,734)
Income taxes paid		(568)
Other outflows of cash		(148,079)
Net cash from (used in) operating activities		(392,381)

Cash flows from (used in) investing activities
Loans from related parties		(15,744,175)
Payments for future, forward, option and swap contracts		(96,426)
Collections of loans to related companies		15,744,175
Dividends received		8,159,073
Interest received		184,812
Net cash from (used in) investing activities		8,247,459

Cash flows from (used in) financing activities
Loans from related parties		169,872
Dividends paid		(62,830)
Net cash from (used in) financing activities		107,042
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes		7,962,120
Effect of exchange rate changes on cash and cash equivalents
Effect of exchange rate changes on cash and cash equivalents		(35,230)
Net increase (decrease) in cash and cash equivalents		7,926,890
Cash and cash equivalents at beginning of period	5	11,658,770
Cash and cash equivalents at end of period	5	19,585,660

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 7

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS AT JUNE 30, 2016

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 8

9. INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD	48
10. DEFERRED TAXES	50
11. OTHER FINANCIAL LIABILITIES	51
12. RISK MANAGEMENT POLICY	51
13. FINANCIAL INSTRUMENTS	53
14. TRADE AND OTHER PAYABLES	54
15. PROVISIONS	54
16. EQUITY	54
17. OTHER EXPENSES BY NATURE	56
18. FINANCIAL RESULTS	56
19. INCOME TAXES	57
20. INFORMATION BY SEGMENT	57
21. THIRD PARTY GUARANTEES, OTHER CONTINGENT ASSETS AND LIABILITIES, AND OTHER
COMMITMENTS	57
22. SANCTIONS	69
23. ENVIRONMENT	72
24. FINANCIAL INFORMATION ON SUBSIDIARIES, SUMMARIZED	72
25. SUBSEQUENT EVENTS	72
APPENDIX 1 CHILECTRA GROUP COMPANIES	73
APPENDIX 2 ASSOCIATED COMPANIES	74

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 9

CHILECTRA AMERICAS S.A. AND SUBSIDIARY

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE FOUR MONTHS ENDED JUNE 30, 2016

(In thousands of Chilean pesos)

(Translation of financial statements originally issued in Spanish – See Note 1)

1.	BACKGROUND

On April 28, 2015, Chilectra S.A. (hereinafter “Chilectra”) informed the Superintendence of Securities and Insurance (the “SVS”) through a significant event, that its Board of Directors unanimously decided to initiate an analysis of a corporate reorganization aimed at the separation of the activities of distribution in Chile from the other activities conducted outside of Chile. The objective of this would be generating value for all its shareholders while remaining in the Enel S.p.A. group.

On July 27, 2015, pursuant to the provisions of Articles 9 and 10 of the Securities Market Law No. 18.045 and the provisions of General Standard No. 30 of the SVS, Chilectra informed the SVS by means of a significant event, that its Board of Directors had unanimously decided, that if the separation of distribution activities in Chile from the rest of the activities outside of Chile were approved, the reorganization would be carried out through the following steps:

•	The spin-off of Chilectra S.A., resulting in a formation of new company called Chilectra Américas S.A (hereinafter “Chilectra Américas”). The continuing company of the spin-off, “Chilectra” would retain the business developed in Chile, and it will be allocated the shareholdings consistin of, among others, the assets, liabilities and administrative authorizations that Chilectra S.A. had in Chile. Meanwhile, to the company created from the spin-off, namely, Chilectra Américas, would be allocated the shareholdings related to the international business (mainly the ownership interests in companies located in Argentina, Brazil, Colombia and Peru). The new company Chilectra Américas would be traded in the Stock Exchanges where the share of Chilectra S.A. are currently traded.

•	Once the previously mentioned spin-offs are completed, Enersis Américas would absorb by incorporation Chilectra Américas and Endesa Américas, thus grouping all international shares of the Enersis group outside of Chile in Enersis Américas. On the other hand, Enersis Chile, through its ownership interest in Endesa Chile and Chilectra Chile would carry out the businesses in Chile, which in its case, would represent a large reduction of its actual organizational structure.

At the Extraordinary Shareholders’ Meeting of Endesa held on December 18, 2015, the shareholders approved the spin-off of Chilectra into two companies. As a result of this spin-off was created Chilectra Américas S.A., a new publicly held company, to which were allocated the shareholdings and other associated assets and liabilities of Chilectra outside of Chile. All of Chilectra’s shareholders will participate in Chilectra Américas in the same proportion that they had in Chilectra’s capital, with a number of shares equal to what they had in Chilectra (ratio 1:1); remaining in the spun-off company, Chilectra, all the respective business currently performed in Chile, including the equity comprising of the assets, liabilities and administrative authorizations in Chile not expressly allocated to Chilectra Américas under this spin-off.

As part of the spin-off, it was agreed to reduce the capital of Chilectra S.A. for Ch$ 137,790,701,668, which was assigned in full to Chilectra Américas. Also, it was approved to distribute the equity between Chilectra and Chilectra Américas, by allocating the assets and liabilities as indicated by the aforementioned meeting, to Chilectra Américas.

Likewise, the by-laws of Chilectra Américas were approved, which are similar to the actual by-laws of Chilectra except for the name, business purpose, capital, number of directors among other modifications, necessary to adapt the by-laws to current regulations. Chilectra Américas is subject to the rules governing open corporations, as a result it is subject to the SVS supervision and must register in the Securities Register of the SVS and in one or more stock exchanges authorized in Chile.

In compliance with the agreement reached at the Extraordinary Shareholders’ Meeting of Chilectra held on December 18, 2015, the Board of Directors of Chilectra acknowledged that the condition precedent regarding the spin-off of Chilectra has been met, and accordingly has also arranged to grant the public deed that declares the completion of the condition precedent, entitled “Public Deed of Compliance of the Condition of the Spin-Off of Chilectra.” Consequently, and as agreed at this meeting, the

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 10

Chilectra’s spin-off became effective on Tuesday, March 1, 2016, whereupon the new corporation, Chilectra Américas S.A., began its existence. The shares in which is divided the issued capital Chilectra Américas were distributed free of any payment to the shareholders entitled to receive them, on April 21, 2016.

On May 6, 2016, Chilectra Americas reported to the SVS through a significant event that at the Extraordinary Shareholders’ Meeting held on the same date, it was agreed to formally initiate the merger process by which Enersis Américas would absorb Endesa Américas and Chilectra Américas by incorporation, which would then be dissolved without liquidation, replacing them in all their rights and obligations. The merger is subject to compliance with the conditions precedent and other agreements reached at the Extraordinary Shareholders’ Meeting, and, if approved, it would be effective during the second half of 2016.

These interim consolidated financial statements of Chilectra Américas do not include the effects that could potentially arise as a result of the previously mentioned merger.

1.1	The Group’s activities

Chilectra Américas S.A. (hereinafter the “Parent Company” or “the Company”) and its subsidiary, Chilectra Inversud S.A. and its equity investees, comprise the Chilectra Américas Group (hereinafter “Chilectra Américas” or the “Group”).

Chilectra Américas S.A. is a publicly traded corporation with registered address and head office located at Avenida Santa Rosa, No. 76, Floor 8th, in Santiago, Chile. The Company is registered in the securities register of the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros or SVS) from April 13, 2016, In addition, the Company’s shares are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange, and the Valparaiso Stock Exchange from April 21, 2016.

Chilectra Américas S.A. is a subsidiary of Enersis Américas S.A., a company controlled by Enel Iberoamérica S.R.L which in turn is controlled by Enel S.p.A. (hereinafter Enel).

Chilectra Americas’s corporate purpose consists of investing in all kind of investments abroad, including the incorporation or acquiring interest in the ownership of entities with a business purpose related to the rendering of energy distribution services and the sale of electric, hydraulic, thermal, and heating, or of any kind of energy, as well as the distribution, transmission and sale of fuel of any kind.

In addition, the Company’s corporate purpose also includes establishing, modifying, dissolving, liquidating or investing in companies abroad, whose business is related to energy and fuels in any form or nature, or to the provision of public services whose principal input is energy or fuel. For that purpose, Chilectra Americas may invest abroad in all kinds of financial instruments, credit and marketable securities, without prejudice to the investments aimed at maximizing the return on its cash surpluses, which Chilectra Americas carried out in Chile or abroad on these instruments or securities.

For the convenience of the reader, these financial statements and their accompanying notes have been translated from Spanish into English.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 11

2.	BASIS OF PRESENTATION OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

2.1	Accounting principles

The interim consolidated financial statements as of June 30, 2016 of Chilectra Américas, approved by the Company’s Board of Directors at its meeting held on July 5, 2016, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), including the compliance with the requirements established in International Accounting Standard (IAS) 34 “Interim Financial Reporting”.

These interim consolidated financial statements include all information and disclosures required for annual financial statements.

These interim consolidated financial statements present fairly the financial position of Chilectra Américas and it subsidiary as of June 30, 2016 and March 1, 2016, as well as the results of their operations, their changes in equity, and their cash flows for the periods ended June 30, 2016.

These interim consolidated financial statements have been prepared under going concern assumptions on a historical cost basis except, in accordance with IFRS, those assets and liabilities that are measured at a fair value and those non-current assets and disposal groups held for sale, which are recognized at the carrying amount or the fair value less cost of disposal, whichever is lower (see Note 3).

These interim consolidated financial statements have been prepared from accounting records maintained by the Company and its subsidiaries. Each entity prepares its financial statements according to the accounting principles and standards in force in each country, so the necessary adjustments and reclassifications have been made in the consolidation process in order to present the consolidated financial statements in accordance with IFRS.

These interim consolidated financial statements are presented in thousands of Chilean pesos (unless expressly stated otherwise), as the Chilean peso is the functional currency of the Company. Foreign operations are reported in accordance with the accounting policies stated in Notes 3.g.

As disclosed in Note 1, a newly incorporated company, Chilectra Américas, represents a continuation of an existing business, specifically a foreign business of Chilectra, which interests and related assets and liabilities were transferred to Chilectra Américas as of March 1, 2016. As a result of this common control transaction the opening balances of Chilectra Américas represent roll-forward of foreign business related balances of Chilectra, recognized in its consolidated financial statements up to the date of reorganization.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 12

2.2	New accounting pronouncements

Accounting pronouncements effective from January 1, 2017 and subsequent:

As of the date of issue of these consolidated financial statements, the following accounting pronouncements had been issued by the IASB, but their application was not yet mandatory:

Standards, Interpretations and Amendments	Mandatory Application for:

Recognition of Deferred Tax Assets for Unrealized Losses (Amendments to IAS 12)

The objective of the amendments to IAS 12 “Income Taxes” is to clarify the accounting for deferred tax assets related to debt instruments measured at fair value.

Annual periods beginning on or after January 1, 2017.

Disclosure Initiative (Amendments to IAS 7)

Amendments to IAS 7 Statement of Cash Flows clarify that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities.

Annual periods beginning on or after January 1, 2017.

IFRS 9: Financial Instruments

This is the final version of the standard issued in July 2014 and which completes the IASB project to replace IAS 39 “Financial Instruments: Recognition and Measurement”. This project was divided into 3 phases:

Phase 1 – Classification and measurement of financial assets and financial liabilities. This introduces a logical focus for the classification of financial assets driven by cash flow characteristics and the business model. This new model also results in a single impairment model being applied to all financial instruments.

Phase 2 – Impairment methodology. The objective is a more timely recognition of expected credit losses. The standard requires entities to account for expected credit losses from the time when financial instruments are first recognized in the financial statements.

Phase 3 – Hedge accounting. This establishes a new model aimed at better reflecting the alignment between hedge accounting and risk management activity. Enhancements to required disclosures are also included.

This final version of IFRS 9 replaces the previous versions of such Standard.

Annual periods beginning on or after January 1, 2018.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 13

Standards, Interpretations and Amendments	Mandatory Application for:

IFRS 15: Revenue from Contracts with Customers

This new standard is applicable to all contracts with customers except for leases, financial instruments and insurance contracts. Its purpose is to make financial information more comparable, and it provides a new model for revenue recognition and more detailed requirements for contracts with multiple obligations. It also requires more itemized information. This standard will replace IAS 11 and IAS 18 as well as their interpretations (IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31).

Annual periods beginning on or after January 1, 2018.

Clarifications to IFRS 15 ‘Revenue from Contracts with Customers’

Amends IFRS 15 “Revenue from Contracts with Customers” to clarify four aspects of the standard (identifying performance obligations, principal versus agent considerations, and licensing) and to provide some transition relief for modified contracts and completed contracts.

Annual periods beginning on or after 1 January 2018.

Amendment to IFRS 2: Classification and Measurement of Share-based Payment Transactions

The amendments provide specific accounting requirements for: (i) the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; ii) share-based payment transactions with a net settlement feature for withholding tax obligations; and iii) a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled.

Annual periods beginning on or after January 1, 2018.

IFRS 16: Leases

This new standard provides a definition of a lease contract and specifies the accounting treatment for the assets and liabilities originated under those contracts from both lessor and lessee perspective. Lessor accounting remains largely unchanged from its predecessor IAS 17, Leases. However, for lessee accounting, the new standard requires recognition of a right of use assets and a corresponding liability, similar to finance lease accounting under IAS 17, for most lease contracts.

Annual periods beginning on or after January 1, 2019.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendment corrects an inconsistency between IFRS 10 “Consolidated Financial Statements” and IAS 28 “Investments in Associates and Joint Ventures” relating to the accounting treatment of the sale or contributions of assets between an Investor and its Associate or Joint Venture.

The IASB decided to postpone the effective date of application of the amendment, until obtaining the results of its research Project on the equity method of accounting.

Effective date deferred indefinitely.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 14

The Group is assessing the impact of applying IFRS 9, IFRS 15 and IFRS 16 as of their effective date. In Management’s opinion, the application of the other standards and amendments pending application is not expected to have a significant effect on the consolidated financial statements of the Chilectra Américas and subsidiary.

2.3	Responsibility for the information, judgments and estimates provided

The Company’s Board of Directors is responsible for the information contained in these consolidated financial statements and expressly states that all IFRS principles and standards have been fully implemented.

In preparing the consolidated financial statements, certain judgments and estimates made by the Group’s management have been used to quantify some of the assets, liabilities, income, expenses and commitments recorded in the statements.

The most important areas were critical judgment was required are:

•	The hierarchy of information used to measure assets and liabilities at fair value (see Note 3.b).

The estimates refer basically to:

•	The assumptions used to calculate the fair value of financial instruments (see Note 3.b).

•	The probability that uncertain or contingent liabilities will be incurred and their related amounts (see Note 3.f).

•	The tax results of the various subsidiaries of the Group that will be reported to the respective tax authorities in the future, and that have served as the basis for recording different balances related to income taxes in these interim consolidated financial statements (see Note 3.i).

Although these judgments and estimates have been based on the best information available on the issuance date of these interim consolidated financial statements, future events may occur that would require a change (increase or decrease) to these estimates in subsequent periods. This change would be made prospectively, recognizing the effects of such a judgment or estimation change in the related future consolidated financial statements.

2.4	Consolidated Subsidiaries

Subsidiaries are defined as entities controlled either, directly or indirectly, by Chilectra Américas. Control is exercised if, and only if, the following conditions are met: Chilectra has i) power over the subsidiary; ii) exposure or rights to variable returns from these entities; and iii) the ability to use its power to influence the amount of these returns.

Chilectra Américas has power over its subsidiaries when it holds the majority of the substantive voting rights or, should that not be the case, when it has rights granting the practical ability to direct the entities’ relevant activities, that is, the activities that significantly affect the subsidiary’s results.

The Group will reassess whether or not it controls a subsidiary if the facts and circumstances indicate that there are changes to one or more of the four elements of control listed above.

The subsidiaries are consolidated in accordance with the accounting policy described in Note 2.6

Appendix 1, Chilectra Américas Group Entities to these interim consolidated financial statements describes the relationship of Chilectra Américas with its subsidiary Chilectra Inversud S.A.

2.5	Investments in associates

Associates are those entities in which Chilectra Américas, either directly or indirectly, exercises significant influence.

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Significant influence is the power to participate in the financial and operational policy decisions of the investee but does not control or have joint control over these policies. In assessing the existence of significant influence the Company considers the potential voting rights exercisable or convertible at the end of each period, taking into account also the potential voting rights hold by Endesa Américas or other company. In general, if the Group holds 20% or more of the voting power of an investee, it is presumed that the Group has significant influence over an investee.

Investments in associated companies are recognized in these interim consolidated financial statements using the equity method, in accordance with accounting policy described in Note 3.c.

Appendix 1, Associated Companies to these interim consolidated financial statements describes the relationship of Chilectra Américas with each of these companies.

2.6	Basis of consolidation and business combinations

The subsidiaries are consolidated and all their assets, liabilities, income, expenses, and cash flows are included in the consolidated financial statements once the adjustments and eliminations from intercompany transactions have been made.

The comprehensive income of subsidiaries is included in the consolidated comprehensive income statement from the date when the parent company obtains control of the subsidiary and until the date on which it loses control of the subsidiary.

The operations of the Parent and its subsidiaries have been consolidated under the following basic principles:

1.	At the date the parent obtains control, the subsidiary’s assets acquired and its liabilities assumed are recognized at fair value, except for certain assets and liabilities that are recorded using valuation principles established in other IFRS standards. If the fair value of the consideration transferred plus the fair value of any non-controlling interest exceeds the fair value of the net assets acquired, this difference is recorded as goodwill. In the case of a bargain purchase, the resulting gain is recognized in profit or loss for the period after reassessing whether all of the assets acquired and the liabilities assumed have been properly identified and following a review of the procedures used to measure the fair value of these amounts.

For each business combination, the Group chooses whether to value the non-controlling interests in an acquired company at fair value or at the proportional share of the net identifiable assets acquired.

If the fair value of all assets acquired and liabilities assumed at the acquisition date has not been completed, the Group reports the provisional values recorded. During the measurement period, which shall not exceed one year from the acquisition date, the provisional values recognized will be adjusted retrospectively and additional assets or liabilities will be recognized to reflect new information obtained on events and circumstances that existed on the acquisition date, but which were unknown to the management at that time.

For business combinations achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss.

2.	Non-controlling interests in equity and in the comprehensive income of the consolidated subsidiaries are presented, respectively. under the line items “Total Equity: Non-controlling interests” in the consolidated statement of financial position and “Net Income attributable to non-controlling interests” and “Comprehensive income attributable to non-controlling interests” in the consolidated statement of comprehensive income.

3.	The financial statements of the Group companies with functional currencies other than the Chilean peso are translated as follows:

a.	For assets and liabilities the prevailing closing exchange rate is used.

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b.	For items of the comprehensive income, the average exchange rate for the period is used (unless this average is not a reasonable approximation of the cumulative effect of the exchange rates in effect on the dates of the transactions, in which case the exchange rate in effect on the date of each transaction is used).

c.	For equity accounts the historical exchange rate from the date of acquisition or contribution is used, and retained earnings are translated at the average exchange rate at the date of origination.

d.	Exchange differences arising in translation of financial statements are recognized in the item “Foreign currency translation losses, net” in other comprehensive income (See Note 16.5).

4.	Balances and transactions between consolidated companies were fully eliminated in the consolidation process.

5.	Changes in interests in subsidiaries that do not result in obtaining or losing control are recognized as equity transactions, and the carrying amount of the controlling and non-controlling interests is adjusted to reflect the change in relative interest in the subsidiary. Any difference that may exist, between the value for which a non-controlling interest is adjusted and the fair value of a compensation paid or received, is recognized directly in Equity attributable to the shareholders of Chilectra Américas.

6.	Business combinations between entities under common control are accounted for using, as a reference, the ‘pooling of interest’ method. Under this method, the assets and liabilities involved in the transaction remain reflected at the same carrying amounts at which they were recognized in the ultimate controlling company, although subsequent accounting adjustments may need to be made to align the accounting policies of the companies involved.

Any difference between assets and liabilities contributed to the consolidation and the consideration paid is recorded directly in equity, as a charge or credit to “Other reserves”. The Company does not restate comparative periods in its financial statements for business combinations under common control.

3.	ACCOUNTING POLICIES

The main accounting policies used in preparing the accompanying interim consolidated financial statements are the following:

a) Financial instruments

Financial instruments are contracts that give rise to both a financial asset in one entity and a financial liability or equity instrument in another entity.

a.1) Financial assets other than derivatives

The Group classifies its financial assets other than derivatives, whether permanent or temporary, except for investments accounted for using the equity method (see Note 3.c and Note 9) and those held for sale, into four categories:

•	Loans and account receivables: Trade and other receivables and accounts receivable from related companies are recognized at amortized cost, which is the initial fair value less principal repayments made, plus accrued and uncollected interest, calculated using the effective interest method.

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The effective interest method is used to calculate the amortized cost of a financial asset or liability (or group of financial assets or financial liabilities) and of allocating finance income or cost over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash flows to be received or paid through the expected life of the financial instrument (or, when appropriate, over a shorter period) to the net carrying amount of the financial asset or financial liability.

•	Held-to-maturity investments: Investments that the Group intends to hold and is capable of holding until their maturity are accounted for at amortized cost as defined in the preceding paragraph.

•	Financial assets at fair value through profit or loss: This includes the trading portfolio and those financial assets that have been designated as such upon initial recognition and that are managed and evaluated on a fair value basis. They are measured in the consolidated statement of financial position at fair value, with changes in value recognized directly in profit or loss when they occur.

•	Available-for-sale financial assets: These are financial assets specifically designated as available for sale or that do not fit within any of the three preceding categories.

These investments are recognized in the consolidated statement of financial position at fair value when it can be reliably determined. For equity interests in unlisted companies or companies with lower levels of liquidity, normally the fair value cannot be reliably determined. When this occurs, those equity interests are measured at acquisition cost or a lesser amount if evidence of impairment exists.

Changes in fair value, net of taxes, are recognized in the consolidated statement of comprehensive income: Other comprehensive income, until the investments are disposed of, at which date the amount accumulated in this account for that investment is reclassified to profit or loss.

If the fair value is lower than the acquisition cost, and if there is objective evidence that the asset has been more than temporarily impaired, the difference is recognized directly in profit or loss.

Purchases and sales of financial assets are accounted for using their trade date.

a.2) Cash and cash equivalents

This item within the statement of consolidated financial position includes cash and bank balances, time deposits, and other highly liquid investments (with a maturity of 90 days or less from its acquisition date) that are readily convertible to cash and are subject to insignificant risk of changes in value.

a.3) Impairment of financial assets

The following criteria are used to determine if a financial assets has been impaired:

•	For trade receivables in the electricity generation, transmission and distribution segments, the Company’s policy is to recognized impairment losses when there is objective evidence that the balance will not be recovered. In general terms, the Group’s entities has a defined policy to recognize an allowance for impairment losses based on aging of past-due balances, except in those cases where a specific collective basis analysis is recommended, such as in the case of receivables from government-owned companies.

•	In the case of receivables of a financial nature, that are included in the “Loan and receivables” and “Investment held-to-maturity”, impairment is determined on case-by-case basis and is measured as the difference between the carrying amount and the present value of the future estimated cash flows discounted at the original effective interest rate.

•	For financial investments available-for-sale, the criteria for impairment applied are described in Note 3.a.1

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 18

a.4) Financial liabilities other than derivatives

Financial liabilities are recognized based on cash received, net of any costs incurred in the transaction. In subsequent periods, these obligations are measured at their amortized cost, using the effective interest method.

In the particular case that a liability is the hedged item in a fair value hedge, as an exception, such liability will be measured at its fair value for the portion of the hedged risk.

In order to calculate the fair value of debt, both when it is recorded in the statement of financial position and for fair value disclosure purposes as shown in Note 13, debt has been divided into fixed interest rate debt (hereinafter “fixed-rate debt”) and variable interest rate debt (hereinafter “floating-rate debt”). Fixed-rate debt is that on which fixed-interest coupons established at the beginning of the transaction are paid explicitly or implicitly over its term. Floating-rate debt is that issued at a variable interest rate, i.e., each coupon is established at the beginning of each period based on the reference interest rate. All debt has been measured by discounting expected future cash flows with a market interest rate curve based on the payment currency.

a.5) Derivative financial instruments and hedging transactions

Derivatives held by the Group are primarily transactions entered into to hedge interest and/or exchange rate risk, intended to eliminate or significantly reduce these risks in the underlying transactions being hedged.

Derivatives are recognized at fair value as of the date of the statement of financial position as follows: if their fair value is positive, they are recognized within “Other financial assets”; and if their fair value is negative, they are recognized within “Other financial liabilities.” For derivatives on commodities, the positive value is recorded in “Trade and other receivables,” and negative fair values are recognized in “Trade and other payable.”

Changes in fair value are recognized directly in profit or loss except when the derivative has been designated for accounting purposes as a hedging instrument and all of the conditions established under IFRS for applying hedge accounting are met, including that the hedge be highly effective. In this case, changes are recognized as follows:

•	Fair value hedges: The underlying portion for which the risk is being hedged is measured at its fair value and the hedging instrument are measured at fair value, and any changes in the value of both items are recognized in the comprehensive income statement by offsetting the effects in the same account in the statement of comprehensive income.

•	Cash flow hedges: Changes in the fair value of the effective portion of derivatives are recorded in an equity reserve known as “Reserve for cash flow hedges.” The cumulative loss or gain in this reserve is reclassified to the comprehensive income statement to the extent that the underlying item impacts the comprehensive income statement offsetting the effect in the same comprehensive income statement account. Gains or losses from the ineffective portion of the hedge relationship are recognized directly in the comprehensive income statement.

A hedge relationship is considered highly effective when changes in fair value or in cash flows of the underlying item directly attributable to the hedged risk are offset by changes in fair value or cash flows of the hedging instrument, with an effectiveness ranging from 80% to 125%.

The Company does not apply hedge accounting to net investments in foreign operations.

As a general rule, long-term commodity purchase or sale agreements are recognized in the consolidated statement of financial position at their fair value at the end of each reporting period, recognizing any differences in value directly in profit or loss.

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a.6) Derecognition of financial assets and liabilities

Financial assets are derecognized when:

•	The contractual rights to receive cash flows from the financial asset expire or have been transferred or, if the contractual rights are retained, the Group has assumed a contractual obligation to pay these cash flows to one or more recipients.

•	The Group has substantially transferred all the risks and rewards of ownership of the financial asset, or, if it has neither transferred nor retained substantially all the risks and rewards, when it does not retain control of the asset.

For transactions in which the Group retains substantially all the inherent risks and rewards of ownership of the transferred asset, it continues to recognize the transferred asset in its entirety and recognizes a financial liability for the consideration received. Transactions costs are recognized in profit and loss by using the effective interest method (see Note 3.a.1).

Financial liabilities are derecognized when they are extinguished, that is, when the obligation arising from the liability has been paid or cancelled, or has expired.

a.7) Offsetting financial assets and liabilities

The Group offsets financial assets and liabilities and the net amount is presented in the statement of financial position when and only when:

•	There is a legally enforceable right to set off the recognized amounts; and

•	There is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

These rights have to be legally enforceable in the normal course of business, or in the event of default, insolvency or bankruptcy of one or all counterparties.

a.8) Financial guarantee contracts

Financial guarantee contracts, such as guarantees given by the Group to third parties, are initially recognized at fair value, adjusting the transaction costs that are directly attributable to the issuance of the guarantee.

Subsequently to initial recognition, financial guarantee contracts are measured at the higher of:

•	the amount determined under accounting policy describe in Note 3.f; and

•	the amount initially recognized less, if appropriate, any accumulated amortization, describe note 3.j

b)	Measurement of fair value

The fair value of an asset or liability is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market, namely, the market with the greatest volume and level of activity for that asset or liability. In the absence of a principal market, it is assumed that the transaction is carried out in the most advantageous market available to the entity, namely, the market that maximizes the amount that would be received on selling the asset or minimizes the amount that would be paid to transfer the liability.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 20

In estimating fair value, the Group uses valuation techniques that are appropriate for the circumstances and for which there are sufficient data to conduct the measurement. The Group maximizes the use of relevant observable data and minimizes the use of unobservable data.

Considering the hierarchy of the data used in these valuation techniques, the assets and liabilities measured at fair value can be classified into the following levels:

Level 1:	Quoted price (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices). The methods and assumptions used to determine the fair values at Level 2 by type of financial asset or financial liability take into consideration estimated future cash flows discounted at zero coupon interest rate curves for each currency. All the valuations described are carried out using external tools such as “Bloomberg”.

Level 3:	Inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The Group takes into account the characteristics of the asset or liability when measuring fair value, in particular:

•	For non-financial assets, fair value measurement takes into account the ability of a market participant to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use;

•	For liabilities and equity instruments, the fair value measurement assumes that the liability would not be settled and an equity instrument would not be cancelled, or otherwise extinguished on the measurement date. The fair value of the liability reflects the effect of non-performance risk, namely, the risk that an entity will not fulfill the obligation, which includes but is not limited to, the Company’s own credit risk;

•	For derivatives non-quoted in an organized market, the Group uses the discounted cash flow method and generally accepted options valuation models, based on current and future market conditions as of year-end. It also adjusts the value according to its own credit risk (Debt Valuation Adjustment, DVA), and the counterparty risk (Credit Valuation Adjustment, CVA). These CVA and DVA adjustments are measured on the basis of the potential future exposure of the instrument (creditor or borrower position) and the risk profile of both the counterparties and the Group itself.

•	In the case of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risks, it is permitted to measure the fair value on a net basis. However, this must be consistent with the manner in which market participants would price the net risk exposure at the measurement date.

c)	Investments accounted for using the equity method

The Group’s interests in associates are recognized using the equity method of accounting.

Under the equity method of accounting, an investment in an associate is initially recognized at cost. As of the acquisition date, the investment is recognized in the statement of financial position based on the share of its equity that the Group’s interest represents in its capital, adjusted for, if appropriate, the effect of transactions with Group’s entities, plus any goodwill generated in acquiring the entity. If the resulting amount is negative, zero is recorded for that investment in the statement of financial position, unless the Group has a present obligation (either legal or constructive) to support the investee’s negative equity position, in which case a provision is recognized.

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Goodwill from associates or joint ventures is included in the carrying amount of the investment. It is not amortized but is subject to impairment testing as part of the overall investment carrying amount when impairment indicators exist.

Dividends received from these investments are deducted from the carrying amount of the investment, and any profit or loss obtained from them to which the Group is entitled based on its ownership interest is recognized under “Share of profit (loss) of associates accounted for using equity method.”

Appendix No, 1, “Chilectra Group Associated Companies”, to these interim consolidated financial statements, provides information about the relationship of Chilectra S.A. with each of these entities.

d)	Impairment of non-financial assets

During the period, and principally at the end of each reporting period, the Company evaluates whether there is any indicator that an asset has been impaired. If any such indicator exists, the Company estimates the recoverable amount of that asset to determine the amount of the impairment loss. In the case of identifiable assets that do not generate cash flows independently, the Company estimates the recoverable amount of the Cash Generating Unit (CGU) to which the asset belongs, which is understood to be the smallest identifiable group of assets that generates independent cash inflows.

Notwithstanding the preceding paragraph, in the case of CGUs to which goodwill or intangible assets with indefinite useful lives have been allocated, a recoverability analysis is performed routinely at each period end.

The recoverable amount is the higher of fair value less costs of disposal and value in use, which is defined as the present value of the estimated future cash flows. In order to calculate the recoverable amount of Property, plant, and equipment, as well as of goodwill, and intangible assets, the Company uses value-in-use criteria in practically all cases.

To estimate value in use, the Group prepares future pre-tax cash flow projections based on the most recent budgets available. These budgets incorporate management’s best estimates of a CGUs’ revenue and costs using sector projections, past experience and future expectations.

In general, these projections cover the next five years, estimating cash flows for subsequent years by applying reasonable growth rates which, in no case, are increasing rates nor exceed the average long-term growth rates for the particular sector and country in which the Group operates.

Future cash flows are discounted to calculate their present value at a pre-tax rate that covers the cost of capital for the business activity and the geographic area in which it is being carried out. The time value of money and risk premiums generally used among analysts for the business activity and the geographic zone are taken into account to calculate the pre-tax rate.

If the recoverable amount of the CGU is estimated to be less than its carrying amount, an impairment loss is recognized in the consolidated statement of comprehensive income under the item “Impairment loss”. The impairment is first allocated to reduce the carrying amount of any goodwill allocated to the CGU, and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of fair value less costs of disposal, its value in use; or zero.

Impairment losses recognized for an asset in prior periods are reversed when there are indications that the impairment loss no longer exists or may have decreased, thus increasing the asset’s carrying amount with a credit to earnings. The increase in the asset’s carrying amount shall not exceed that carrying amount that would have been determined had no impairment loss been recognized for the asset. Goodwill impairment losses are not reversed in subsequent periods.

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During the period ended June 30, 2016 there were no indicators of impairment of any Group’s CGU.

e)	Goodwill

Goodwill arising from business combinations represents the excess value of the consideration paid plus the amount of any non-controlling interests over the Group’s share of the net value of the assets acquired and liabilities assumed, measured at fair value at the acquisition date. If the accounting for a business combination is completed, as well as the determination of goodwill, after the end of the reporting period in which the combination occurs, the amounts previously reported presented are adjusted, for comparative purposes, to include the value of the assets acquired and liabilities assumed and the value of the final goodwill as of acquisition date.

Goodwill arising from acquisition of entities with functional currencies other than the Chilean peso is measured in the functional currency of the acquired company and translated to Chilean pesos using closing exchange rate prevailing at the reporting date.

Goodwill is not amortized; instead, at the end of each reporting period or when there are indicators that an impairment might have occurred, the Company estimates whether any impairment loss has reduced its recoverable amount to an amount less than the carrying amount and, if so, it impairment loss is immediately recognized in profit or loss (see Note 3.d).

f)	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material). The unwinding of the discount is recognized as finance cost. Incremental legal cost expected to be incurred in resolving a legal claim is included in measuring of the provision.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed.

A contingent liability does not result in the recognition of a provision, Legal costs expected to be incurred in defending a legal claim are expensed as they are incurred. Significant contingent liabilities are disclosed unless the likelihood of an outflow of resources embodying economic benefits is remote.

g)	Translation of foreign currency balances

Transactions carried out by each company in a currency other than its functional currency are recognized using the exchange rates prevailing as of the date of each transaction. During the year, any differences that arise between the prevailing exchange at the date of the transaction and the exchange rate as of the date of collection or payment are recognized as “Foreign currency exchange differences” in the comprehensive income statement.

Likewise, at the end of each reporting period, receivable or payable balance denominated in a currency other than each company’s functional currency are translated using the closing exchange rate. Any differences are recognized as “Foreign currency exchange differences” in the comprehensive income statement.

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The Group has established a policy to hedge the portion of revenue from its subsidiaries that is directly linked to fluctuations in the value of U.S. dollar, through obtaining financing in such currency. Exchange differences related to this debt, as they are cash flow hedge transactions, are recognized, net of taxes, as a component of other comprehensive income in item “Gains (losses) from cash flow hedge” and reclassified to profit or loss when the hedged cash flows impact profit or loss. This term has been estimated at ten years.

h)	Current/non-current classification

In these consolidated statements of financial position, assets and liabilities expected to be recovered or settled within twelve months are presented as current items, except for post-employment and other similar obligations; and those assets and liabilities expected to be recovered or settled in more than twelve months are presented as non-current items. Deferred income tax assets and liabilities are classified as non-current.

When the Company have any obligations that mature in less than twelve months but can be refinanced over the long term at the Company’s discretion, through unconditionally available credit agreements with long-term maturities, such obligations are classified as long-term liabilities.

i)	Income taxes

Income tax expense for the period is determined as the sum of current taxes from the Group’s different subsidiaries and results from applying the tax rate to the taxable income for the period, after permitted deductions have been made, plus any changes in deferred tax assets and liabilities and tax credits, both for tax losses and deductions. Differences between the carrying amount and tax basis of assets and liabilities generate deferred tax assets and liabilities, which are calculated using the tax rates expected to apply when the assets and liabilities are realized or settled, based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences, tax losses and unused tax credits to the extent that it is probable that sufficient future taxable profits exist to recover the deductible temporary differences and make use of the tax credits. Such deferred tax asset is not recognized if the deductible temporary difference arises from the initial recognition of an asset or liability that:

•	Did not arise from a business combination; and

•	At initial recognition affected neither accounting profit nor taxable profit (loss).

With respect to deductible temporary differences associated with investments in subsidiaries, associates and joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized.

Deferred tax liabilities are recognized for all temporary differences, except for those derived from the initial recognition of goodwill and those that arose from investments in subsidiaries and associates in which the Group can control their reversal and where it is probable that they will not be reversed in the foreseeable future.

Current tax and changes in deferred tax assets or liabilities are recognized in profit or loss or in equity, depending on where the gains or losses that triggered these tax entries have been recognized.

Any tax deductions that can be applied to current tax liabilities are credited to earnings within the line item “Income tax expenses”, except when doubts exist about their tax realization, in which case they are not recognized until they are effectively realized, or when they correspond to specific tax incentives, in which case they are recognized as government grants.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 24

At the end of each reporting period, the Group reviews the deferred taxes assets and liabilities recognized, and makes, if any, necessary corrections based on the results of its review.

Deferred tax assets and deferred tax liabilities are offset in the consolidated statement of financial position if has a legally enforceable right to set off current tax assets against current tax liabilities, and only when the deferred taxes relate to income taxes levied by the same taxation authority.

j)	Revenue and expense recognition

Revenue is recognized when the gross inflow of economic benefits arising in the course of the Group’s ordinary activities in the period occurs, provided that this inflow of economic benefits results in an increase in total equity other than increases relating to contributions from equity participants and such benefits can be measured reliably.

Revenues and expenses are recognized on an accrual basis and depending on the type of transaction, the following criteria for recognition are taken:

•	Generation and transmission of electricity: Revenue is recognized based on physical delivery of energy and power, at prices established in the respective contracts, at prices stipulated in the electricity market by applicable regulations or at marginal cost determined on the spot market, as applicable. This revenue includes an estimate of the service provided and not billed until the closing date.

•	Distribution of electricity: Revenue is recognized based on the amount of energy supplied to customers during the period, at prices established in the respective contracts or at prices stipulated in the electricity market by applicable regulations, as appropriate. This revenue includes an estimate of the energy supplied not yet read in the customer´s meters.

Revenue from rendering of services is only recognized when it can be estimated reliably, by reference to the stage of completion of the service rendered at the date of the statement of financial position.

Revenue is recognized based on the economic substance of the transaction and are recognized when all and each of the following conditions are met:

•	The entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the entity; and

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Revenue is measured at the fair value of the consideration received or receivable that gives rise to the revenue.

In arrangements under which the Group will perform multiple revenue-generating activities (multiple-element arrangement), the recognition criteria are applied to the separately identifiable components of the transaction in order to reflect the substance of the transaction or to two or more transactions together when they are linked in such a way that the commercial effect cannot be understood without reference to the series of transactions as a whole. The Group excludes from revenue those gross inflows of economic benefits it receives when it acts as an agent or commission agent on behalf of third parties, and only recognizes as revenue economic benefits received for its own activity.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 25

When goods or services are exchanged or swapped for goods or services of a similar nature and value, the exchange is not regarded as a revenue-generating transaction.

The Group recognizes the net amount of non-financial asset purchase or sale contracts that are settled for a net amount of cash or through some other financial instruments. Contracts entered into and maintained for the purpose of receiving or delivering these non-financial assets are recognized on the basis of the contractual terms of the purchase, sale, or usage requirements expected by the entity.

Interest revenue (expense) is recognized using the effective interest rate applicable to the outstanding principal to be amortized over the repayment period.

Expenses are recognized on an accruals basis, immediately in the event of expenditures that do not generate future economic benefits or when they not meet the requirements for recording them as assets.

k)	Earnings per share

Basic earnings per share are calculated by dividing net profit attributable to shareholders of the Parent (the numerator) by the weighted average number of ordinary shares outstanding (the denominator) during the period, excluding the average number of shares of the Parent held by the Group, if any.

Total basic earnings per share are calculated as the ratio of the net profit for the period after tax from continuing and discontinued operations, less the corresponding portion attributable to non-controlling interests, and the weighted average number of common shares of the parent company outstanding during the period, excluding the average number of shares of the parent held by the Group.

Between March 1 and June 30, 2016 the Group did not engage in any transaction of any kind with potential dilutive effects leading to diluted earnings per share that could differ from basic earnings per share.

l)	Dividends

Article 79 of the Chilean Companies Act establishes that, unless unanimously agreed otherwise by the shareholders of all issued shares, listed corporations must distribute a cash dividend to shareholders on an annual basis, pro rata to the shares owned or the proportion established in the company’s by-laws if there are preferred shares, of at least 30% of net income for each period, except when accumulated losses from prior years must be absorbed.

As it is practically impossible to achieve a unanimous agreement given Chilectra Américas’s highly fragmented share capital, at the end of each reporting period the amount of the minimum statutory dividend obligation to its shareholders is determined, net of interim dividends approved during the fiscal year, and then accounted for in “Trade and other current payables” and “Accounts payable to related companies”, as appropriate, and recognized in equity.

Interim and final dividends are deducted from equity as soon as they are approved by the competent body, which in the first case is normally the Company’s Board of Directors and in the second case is the Ordinary Shareholders’ Meeting.

m)	Statement of Cash flows

The statement of cash flows reflects changes in cash and cash equivalents that took place during the period, determined with the direct method. It uses the following expressions and corresponding meanings:

a.	Cash flows: inflows and outflows of cash or cash equivalents, which are defined as highly liquid investments maturing in less than four months with a low risk of changes in value.

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b.	Operating activities: the principal revenue-producing activities of the Group and other activities that cannot be considered investing or financing activities.

c.	Investing activities: the acquisition and disposal of long-term assets and other investments not included in cash and cash equivalents.

d.	Financing activities: activities that result in changes in the size and composition of the total equity and borrowings of the Group.

4.	SECTOR REGULATION AND ELECTRICITY SYSTEM OPERATIONS

Regulatory framework

The regulatory framework of the countries in which our associated companies operate is as follows:

Argentina

Argentina has shown signs of intervention in the electricity market since the crisis of 2002. Under the previous regulations, generators sold to distributors at prices obtained from centralized calculations of the average spot market price. The distributers’ purchase price was the average price forecast for the next six months, called the Seasonal Price (Precio Estacional). Any differences between the Seasonal Price (the purchase price) and the actual spot price (the selling price) was charged to the Seasonal Fund (Fondo Estacional) managed by the Electricity Wholesale Market Administration Company (CAMMESA - Compañía Administradora del Mercado Mayorista Eléctrico).

However, after the 2002 crisis, the authorities changed the price-setting criteria, bringing the marginal pricing system to an end. First, marginal prices were calculated without taking into consideration the natural gas shortages. In effect, despite the fact that generation is dispatched on the basis of the fuels actually used, Resolution SE 240/2003 establishes that the marginal price is to be calculated taking into consideration all of the generation units as if there were no restrictions in effect on natural gas supplies. In addition, the expense of water is not included in the calculations if its opportunity cost is higher than the cost of generating power with natural gas. Second, it established a spot price ceiling of Ar$120/MWh. However, CAMMESA pays the actual variable costs of the thermal plants that run on liquid fuels through the Temporary Dispatch Cost Overruns program.

In addition, as the dollarized economy was devalued and went back to the Argentine peso, payment for capacity fell from US$10 to Ar$10 per MWh. Capacity payments have subsequently risen slightly, to Ar$12 pesos.

Additionally, the freezing of prices paid by distributors caused a gap in relation to actual generation costs, resulting in various types of special agreements for recovering costs, in accordance with regulations in force.

It was in this context that the government announced in 2012 its plan to change the current regulatory framework for one based on an average cost scheme.

Resolution 95/2013 was published in March of 2013, significantly changing the system for generators’ remunerations and setting new prices for capacity depending on the type of technology used and availability. It also set new values for paying for non-fuel variable costs, as well as additional remuneration for energy generated.

In May 2013, the Group’s generating companies (Central Costanera, Hidroeléctrica El Chocón and Dock Sud) accepted the terms of Resolution SE 95/2013.

This resolution marked the end of marginal pricing as a payment system in the Argentine power generation market and established, instead, the payment by type of technology and size of plant. For each case, it recognizes fixed costs

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(determined on the basis of fulfillment of availability) and variable costs, plus an additional remuneration (the two parts are determined on the basis of the energy generated). Part of the additional remuneration will be placed in a trust for future investments.

In principle, commercial management and fuel dispatch will be in the hands of CAMMESA; Terminal Market agreements cannot be extended or renewed, and large users, once their respective contracts are up, must purchase their supply from CAMMESA. However, the Energy Secretariat, in Note SE 1807/13, gave generators the opportunity to express their intention to continue handling collections for their entire contract portfolio, thus ensuring a certain amount of cash flow and a continuing relationship with the customer.

It is also important to mention that Central Costanera has availability contracts signed in 2012 that are still in effect, as well as combined cycle contracts (until 2015) and steam generation contracts (until 2019) that will enable the company to implement plan for investing in the Costanera plant generation units in order to optimize the reliability and availability of that plant. The contracts also include payment of the commitments under the Long-Term Service Agreement (LTSA) for the plant’s combined cycles.

Through Resolution 529/2014, the Energy Secretariat updated generators’ remuneration, which had been in force since they were set in February 2013 under Resolution 95/2013. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 25% and adjusted variable costs by 41% for thermal plants and 25% for hydroelectric plants. A new variable remuneration was set for biodiesel-fired plants. The additional remuneration increased 25% for thermal plants, and a new charge of Ar$21/MWh was set for one-time maintenance for combined cycle and Ar$24/MWh for other thermal generation plants. The resolution is retroactive to February 2014.

Through Resolution 482/2015, the Energy Secretariat updated generators’ remuneration, which had been in force since they were set in February 2014 under Resolution 529/2014. The new resolution increased recognition of fixed costs for combined cycle and large hydroelectric plants by 28%, and 64% for mid-size hydroelectric plants. The variable costs were adjusted by 23%, hydroelectric plants are exempted of variable electric transmission payments and has been implemented a new incentive scheme for generation and operative effectiveness for thermal plants. The additional remuneration increased by 26% for thermal plants and 10% for mid-size hydroelectric plants. The cost for non-recurrent maintenance was increased by 17% and the same concept is created for hydro electrical plants in Ar$8/MWh. Finally, a new charge of Ar$15.8/MWh for thermal plants and Ar$6.3/MWh for hydro electrical plants was set for investments funding, which will be effective from February 2015 to December 2018 only for those generators participating in the projects. The new generation will have an additional remuneration equivalent to 50% of the direct additional remuneration based on technology for a 10-year period. The resolution is retroactive to February 2015.

On March 30, 2016, the Energy Secretariat through Resolution 22/2016 updated the generators’ remuneration in force under Resolution 482/2015. The increases were applied retroactively to February 2016 to all remuneration concepts that are collected by the generators. The new resolution increased recognition of fixed costs for thermal plants by 70% and for hydroelectrical plants by 120%. The variable costs were adjusted by 40% for thermal and hydroelectrical plants. The cost for non-recurrent maintenance was increased by 60% for thermal plants and 25% for hydroelectrical plants, respectively. The additional remuneration was not updated.

This new resolution is a temporary measure adopted until the new regulatory framework announced by the government become effective.

On the other hand, on March 22, 2016, the Energy Secretariat through Resolution 21/16 required to offer new capacity for thermal generation for the summer 2016/17, winter 2017 and Summer 2017/18 periods. The resolution stated that the offer cannot include, at the date the resolution was published, pre-existent generation units already interconnected to the SADI or that the capacity offered it was already committed in other agreements.

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The 5-10 year contract will be entered into with CAMMESA as representative of MEM’s agents, the monthly remuneration for the capacity will be in US$/MW, while for energy generated with each fuel will be in US$/MWh, being the payment priority equivalent to that for payment of liquid fuel. The supply and/or the recognition of the fuel costs will be made based on current regulations, as appropriate.

The minimum capacity at each interconnection node must not be less than 40MW and preferably must be of dual capacity for fuel consumption, with specific maximum consumption of up to 2,500 kcal/kWh. CAMMESA will inform the expected locations for generation between 50MW to 150MW.

The order of priority for the offers was based on increasing costs, therefore, the assessment formulas must be available to the bidders.

On June 14, 2016, the results of the New Thermal Generation Bid were published in the Official Bulletin, granting a total of 1,915 MW (out of 6,000 MW total offers). Four offers propose to deliver new energy (545 MW of capacity) to the National Interconnected System in December 2016; 10 offers propose to deliver new energy (685 MW) in the first quarter of 2017 and four more offers are expecting to deliver new energy (229 MW) in the second quarter of 2018. In addition, 26 offers are committed to start their service in the second half of 2017, and other five offers in 2018. Likewise, through Note No. 355 the Energy Secretariat instructed CAMMESA to encourage pricing improvements to those entities whose offers were considered acceptable but no bid was granted. The deadline to provide new pricing offers was July 4, 2016. Currently, there is no official information about the results of such bidding process.

Brazil

Legislation in Brazil allows the participation of private capital in the electricity sector, upholds free competition among companies in electricity generation, and defines criteria to avoid certain levels of economic concentration and/or market practices that may cause a decline in free competition.

Based on the contract requirements as stated by distribution companies, the Ministry of Energy has been involved in planning the expansion of the electricity system, setting capacity quotas by technology on the one hand and, on the other, promoting separate tender processes for thermal, hydraulic or renewable energies, or directly holding tender processes for specific projects. The operation is being coordinated in a centralized fashion in which one independent operator coordinates centralized load dispatch based on variable production costs and seeks to guarantee to meet demand at the minimum cost for the system. The price at which transactions take place on the spot market is called the Difference Liquidation Price (Precio de Liquidación de las Diferencias, PLD).

Generation companies sell their energy on the regulated or unregulated market through contracts, and they trade their surpluses or deficits on the spot market. The free market is aimed at large users, with a limit of 3,000 kW or 500 kW if they purchase energy produced with renewable resources ERNC.

In the unregulated market, suppliers and their clients directly negotiate energy purchase conditions. In the regulated market, in contrast, where distribution companies operate, energy purchases must go through a tender process coordinated by the National Electricity Agency (ANEEL). In this way, the regulated purchase price used in the determination of tariffs to end users is based on average prices of open bids, and there are separate bidding processes for existing and new energy. Bidding processes for new energy contemplate long-term generation contracts in which new generation projects must cover the growth of demand foreseen by distributors. The open bids for existing energy consider shorter contractual terms and seek to cover the distributors’ contractual needs arising from the expiry of prior contracts. Each bidding process is coordinated centrally. Authorities set maximum prices and, as a result, contracts are signed where all distributors participating in the process buy pro rata from each offering generator.

On November 25, 2014, the ANEEL approved the new PLD limits for 2015. The maximum limits (decreased from R$823 to R$388/MWh) and the minimum (increased from R$16 to R$30/MWh). The decision was the result of extensive debate, which began with Public Consultation number 09/2014 and later with Public Hearing number 54/2014.

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The main effect of the new limit is to reduce the financial impact for distributors of potential future risks when contracting energy on the spot market, as in 2014 the spot price was at its maximum for much of the year. The new maximum price also mitigates the risk of unrecoverable economic and financial losses for generators, when production is below contract values. However, the possibility of selling excess energy at higher prices decreases. Currently generators can divide their excess energy across the months of the year, to boost their revenues by allocating more energy to those months where higher prices are expected, as the ceiling is lower.

Annually, the ANEEL confirms through Resolutions the minimum and maximum values for the PLD limits. In 2016, the maximum and minimum PLD limits are R$422.56/MWH and R$30.25/MWh, respectively. Such PLD limits reflect the estimated costs of the Itaipú mega hydro power plant, which will have a tariff of 25.78 US$/kW in 2016.

These regulatory mechanisms ensure the creation of regulatory assets, whose rate adjustment for deficits in 2014 will take place in the tariff adjustments starting in 2015 (March for Ampla and April for Coelce). This mechanism has existed since 2001, and is called the Compensation Clearing Account - Part A (Cuenta de Compensación de Valores – Parte A, “CVA”). They aimed to maintain consistent operating margins for the dealer by allowing tariff revenue due to the costs of Parcel A.

Compensation Clearing Account (“CVA” for its acronym in Portuguese) helps maintain stability in the market and enables the creation of deferred costs, which is compensated through tariff adjustments based on the fees necessary to compensate for deficits the previous year.

On December 10, 2014, an addendum was signed to the concession contract for distributors in Brazil (Ampla and Coelce), which allows these regulatory assets (CVA’s and others) to be included in indemnitee assets at the end of the concession, and if this is not possible over time, it allows compensation through tariffs. Therefore, the recognition for these regulatory assets/liabilities is allowed under IFRS.

Brazil continued to experience drought conditions throughout 2014. In November the system reached the maximum risk of energy rationing. The average reservoir levels were 1% lower than at the last rationing. However, the Government has stated that there is no risk to supply.

The Government has created the ACR account to cover the additional energy costs through bank loans to be paid within two years through the tariff. Distributors had used approximately R$18 billion from the ACR account by December 31, 2014. However, this was not sufficient to cover the shortfall. In March 2015, a new loan was approved a new loan against the ACR account to cover the shortfall of November and December 2014. In addition, an extension in the payment period was approved for all loans, which currently will have to be paid in 54 months from November 2015.

In January 2015, based on the mismatches between the costs recognized in tariffs and actual costs other than those related to operations of the distribution entities, and increased inherent drought conditions costs, ANEEL began the application of a system (known as Tariffs Flags) of monthly charges over the tariff to the customers, provided that the marginal cost of the system is higher than the regulatory standard. The purpose of the regulator is to indicate the customers the generating cost of the following month, and paying in advance to the distribution companies an amount that would only be available in the next tariff review process.

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The system consists of three levels of colored flags: Green, Yellow and Red as follows:

	Description	To be applied when CMO (R$/MWh)	Additional Tariff (R$/MWh)
Green	Favorable generation of energy conditions	<200	None
Yellow	Less favorable generation of energy conditions	>200<388.48	+ 0.025
Red	Higher costs generation conditions	>388.48	+ 0.045

From January until reporting date, the values have been changing based on new expectations of future generation costs.

In summary, with this mechanism the generation cost that is currently transferred to the customer only once a year (when the annual tariff adjustment is performed) will generate a monthly variation and the customer can improve control over his/her electricity consumption. That is, the consumers will notice a lower tariff adjustment as they are paying a higher amount during the month. The flags system implemented by the ANEEL, is an accurate indicator of the actual cost of energy generated, allowing consumers a rational use of electrical energy.

Beginning on February 1, 2016, the Red flag was separated into to levels – R$3.00 and R$4.50 – applicable to a consumption of 100kWh. Also, the Yellow flag value was reduced from R$2.5 to R$1.5 applicable to a consumption of 100kWh (or portions). The improved conditions of the rain season in 2016 that increased the hydroelectrical reserves to its normal levels and the combined effects of a decrease in the demand and the addition of new power plants to the Brazilian electricity system, have led to a change in the Tariff Flags in the last months, so that in March 2016 the flag was Yellow and in April 2016 it was Green.

In 2015, as a result of the effects of the drought conditions, most of the generating companies had preliminary judicial decisions that limited their risks and passed part of the costs to the customers. The ANEEL, looking for a solution, approved in November 2015 the conditions to “renegotiate” the hydrological risk with the generation agents participating in the Electricity Reallocation Mechanism (“MRE”) which were pending until that date.

In 2015, six electric power tenders were carried out for purposes of reestablishing the energy supply:

•	One A-1 tender: 1,954 MWavg, allocated to Hydro (94%), Biomass (4%) and Gas (2%); from 1 to 3 years of energy supply;

•	Four A-3 tenders and reserve:

•	97MWavg, allocated to Wind (30%) and Biomass (70%), at an average price of R$200/MWh

•	233MWavg, allocated in 100% to Solar, at an average price of R$301.8/MWh

•	314.3MWavg, allocated to Wind (72%), Hydro (15%), Gas (7%), and Biomass (6%), at an average price of R$189/MWh

•	508MWavg, allocated to Wind (52%) and Solar (48%), at an average price of R$249/MWh.

•	One A-5 tender: 1,147 MWavg, allocated to Gas (76%), Hydro (18%) and Biomass (7%), at an average price of R$259.2MWh.

Also, a Tender for Contracting Hydroelectrical Plants Concessions was carried out a Tender for Contracting Hydroelectrical Plants Concessions through the quota regime, in which the seller is granted energy (3,223 MWavg) and capacity (6,061 MW) for an Annual Operational Revenue from Generation.

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In 2016, A-5 tender was carried out:

200 MWavg, allocated to Gas (2%), Hydroelectric (58%) and Biomass (40%), at an average price of R$198.59MWh.

Pro rata allocation of the Energy Development Account (CDE) due to judicial matters

The CDE, created under Law 10,438/2002, is a state-owned fund that provides energy development from alternative sources, promotes energy service globalization, and subsidizes the low income residential sub-class. The fund is financed through a charge in the tariff of customers and generators.

At the end of September 2015, ANEEL, based on certain judicial outcomes referring to suspend collection of CDE charges to certain industrial participants (Abrace’s members), had to recalculate the CDE pro rata allocation to the rest of the applicable participants, despite having transferred Parcel A costs, finally the deficit originated for the revenue losses will be included in the tariff adjustments of the distribution companies.

On December 15, 2015, ANEEL organized a public hearing to discuss with agents and the community the 2016 economic budget for the CDE. The preliminary proposal of ANEEL is a 36% budget reduction for the charge “CCC” efficiency energy interruptions leading to a lower charge to the final tariff for the consumers. The deadline for the contributions is January 15, 2016.

Among the variables explaining the decline in the Budget are the reduction in the operating cost of the Fuel Consumption Account (“CCC” in its Spanish acronym) and the amounts for compensation awards that are still pending payment.

Open discussions on Renewal of Distribution Concession Contract

From September 2012, distribution concessions under Article 22 of Law 9,074/1995 could be one-time renewed for a maximum 30-year period upon decision of the Grantor Power, in order to ensure the continuity, efficiency in rendering services, tariff model and acknowledging an operational and economic rationale.

The renewal of the concession for such distributions companies will be conditional to the render of quality services based on criteria relating to operational efficiency and economic/financial management.

On October 20, 2015, ANEEL approved the “draft version” of the amendment to the Concession Contract and recommended to the Ministry of Energy and Mining to extend the concessions. On December 28, 2015, the government extended the period to sign the contract for extending concessions due to complexity in the analysis of current grantors, and only approving the CELG’s concession.

Distributed Generation

On November 24, 2015, ANEEL approved the regulation on distributed micro- and mini-generation by using an energy compensation mechanism.

In May 2015, the regulator in a public hearing began the process to modify the regulations related to the distributed micro- and mini-generation aimed to making it more viable. The most important modification is to allow the installation of generation systems (of any renewable source, up to 3MW for hydro and 5MW for other sources) in locations other than where is located the load.

Under the new regulations, effective on March 1, 2016, the use of any source of renewable energy as well as qualified co-generation are allowed. Distributed micro-generation is defined as a generating power plant with installed capacity of up to 75 kW. Distributed mini-generation is defined as a generating power plant with installed capacity of more than 75kW and less than 5 MW (3 MW are for water supply) connected to the distribution network through consumption units facilities.

If the volume of energy generated in a particular month is higher than the energy consumed in that particular month, the consumer has a credit that can be used to reduce the next month invoice. In accordance with the new regulation, the effective period for energy credits was increased from 36 to 60 months, also the credits can be applied to the consumption of units of the same owner located in other place, as long as the service area is from a same distributor. This type of use for credits is referred to as “distance consumption”.

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Another new feature available in the regulation is the possibility to install distributed generation in condominiums (companies with multiples consumption units). Under this feature, the energy generated can be distributed in specifica percentages defined by the own consumers.

ANEEL also create the scheme “shared generation” which allows the parties interested in be part of a consortium or cooperative to install distributed mini/micro generation and use the energy generated to reduce the invoices of all members of the consortium or cooperative.

In terms of the procedures necessary to connect the micro/mini generator to the distribution network, the ANEEL set up rules that simplify the process with specific forms for access requests to be completed by the consumers and reducing the period, from 82 days to 34 days, that distributors have to connect the 75kW plants. In addition, from January 2017, customers will be able to make access requests and to monitor their progress online.

Shared Personnel and Contracts between Related Parties

On January 28, 2016, the ANEEL issued new rules on sharing personnel and infrastructure between entities of a same Group, and also for the approval of contracts between related parties.

The new rules on sharing personnel and infrastructure between entities of a same Group are as follows:

•	To allow share personnel and administrative infrastructure between entities from different business activities (generation, distribution, transmission, commercial and holdings); This does not include Prátil;

•	For hiring personnel it must be compared the service to be rendered and sharing the human resources, and the most viable economic option must be used. The service contracts will be for a maximum 5-year term, with an extending option upon request and the verification of economic advantages;

•	To use the Gross Non-Movable Asset (“AIB” in its Spanish acronym) as the regulatory criteria to separate the full amount of personnel expenses and third-party services, as well as the shared infrastructure between the participating entities. The share ratio of personnel expenses for distributors is limited to a 40% of its total personnel expenses recorded in their accounting records;

•	The contracts to share personnel and administrative infrastructure shall comply with the economic, financial, administrative and operational individuality principles of the companies:

•	The principles shall be stated in the request sent to ANEEL;

•	The contracts to share personnel and administrative infrastructure will be for a maximum 5-year term, with an extending option upon request and the verification of economic advantages;

•	The contracts shall contain an exit clause so that in case of an administrative inspection, the inspector is able to maintain the contract terms for a period not less than 1 year.

•	The proposed estructure that the distribution companies must present to the ANEEL, shall consider that:

•	The operation, engineering and people defense processes cannot be shared;

•	The procurement, accounting, market, financing, audit and other processes can be shared, based on ANEEL decision after analyzing the prior request for approval;

New rule for approval of contracts between related parties:

•	The contracts between related parties of purchase/sale of energy in the free market (“CCEAL” in its Portuguese acronym) are not preliminarily reviewed by the ANEEL, but instead they are reviewed after the parties have stated the terms of the contracts;

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Revenues from prior year to contracting	Annual Limit of Disbursement of the Contract
More than R$ 3.5 billions	R$650,000
Less than R$3.5 billions and more than R$1 billion	R$350,000
Less than R$1 billion	R$150,000

•	The loan agreements between related parties must have a maximum 4-year term.

Resolution No. 237

On June 6, 2016, the Ministry of Mining and Energy (“MME”) issued Resolution No. 237 allowing energy distribution companies to request to the MME that their investments in high voltage distribution systems and in substations be categorized as a priority. Such classification allows distributors to issue “infrastructure debentures” which are financing bonds with maturities longer than those of normal bonds, and that also have tax benefits for creditors. Granting this benefit to the energy distribution companies was the result of an initiative carried out between the Brazilian Electric Energy Distributors Association (“ABRADEE” in its Portuguese acronym) and the Ministry of Mining and Energy (“MME”).

Provisional Measure No. 735

On June 22, 2016, ANEEL issued Provisional Measure No 735, establishing the following changes:

1)	Sectoral Commissions

•	Beginning on January 1, 2017, the Chamber of Electric Energy Commercialization (“CCEE” in its Portuguese acronym) will replace Eletrobás in performing the activities to collect the Global Reserve of Reversal (“RGR” in its Portuguese acronym), Energy Development Account (“CDE”) and the Fuel Consumption Account (“CCC”), as well as, in managing the financing for the payment of the administration and operating expenditure incurred in this sectorial funds.

•	Beginning on January 1, 2030, the CDE’s annual installments allocation will be made in proportion to the electric energy consumer market in MWh served by the distribution companies and the distribution and transmission concessionaires. The geographical location will no longer be taken into account. From January 1, 2017 through December 31, 2019 a gradual and uniform reduction will be applied in order to eliminate the actual proportion (4.53 for the CDE installments in the South, South East, North and North East regions).

•	Beginning on January 1, 2013, the cost per MWh of the CDE’s annual installments paid by the consumers will be pro rata allocated to their voltage levels, as follows:

•	High Voltage = 1/3 x Low Voltage cost

•	Medium Voltage = 2/3 x Low Voltage cost

•	From January 1, 2017 to December 31, 2029 a gradual and uniform reduction will be applied in order to reach above-mentioned proportions.

2)	Itaipú Binacional’s Tariff

Itaipú Binacional (“Itaipú”) is an hydroelectrical power plant constructed as part of the International Agreement signed between Brazil and Paraguay on April 26, 1973, for the development of the hydroelectric resources of the Parana River located at the Brazilian-Paraguayan border (from the Seven Falls to the Iguazú’s River mouth).

The transfer tariff of Itaipu’s energy is fixed in US$/kW of monthly contracted capacity. Brazilian energy distribution companies must pay monthly to Eletrobas in the Itaipu’s Electric Energy Commercialization account the amount determined by multiplying the monthly contracted capacity quota times the transfer tariff of Itaipu’s energy, both approved by the ANEEL.

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Beginning on January 1, 2016, in accordance with Article 6 of Provisional Measure No. 735, a new transfer tariff of Itaipu’s energy was established, which will be included in the total cost of 15.3 of the multiplier factor over the energy transfer cost referred to as in Appendix C of the Brazilian-Paraguayan Itaipu’s Agreement.

3)	Tenders

•	For the concession of electric energy generation, transmission and distribution that will not be renewed, the Brazilian Government can propose a sale/tender of the new 30-year period concession.

CDE’s Monthly Rate: Indemnification for discounts granted to consumers under judicial orders

Resolution No. 1.576 authorized electric energy distributors to recover the lower amounts billed due to judicial orders against the Energy Development Account, through the CDE’s monthly installments.

The difference between the regular tariff and the judicial order tariffs shall be deducted from the CDE’s monthly installment. This adjustment will not be implemented through the taiffs and no regulatory assets will be included in the tariffs. The discount applied to the CDE’s monthly installment of consumers with judicial orders will be compensated, that is, the monthly payment of the installments will be lower than the installments defined in the resolution.

Law No. 13,203: Beneficiaries of the discount in the Tariffs for Using Distribution System (“TUSD”) and Tariffs for Using Transmission System (“TUST”)

Law No. 13,203, published on December 8, 2015, broaden the scope of beneficiaries for the discount in the TUSD/TUST, as well as, the volume and use of the energy when it is considered as and used for self-generation:

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those hydroelectrical energy projects with total capacity less than or equal to 3,000 kW and those energy projects based on solar, wind, biomass and qualified co-generation whose total capacity connected to the distribution and transmission systems is less than or equal to 30,000 kW. The discount will be applicable to the energy production and consumption that is

1.1.1. Purchased/sold for this type of projects; and

1.1.2. Used in own production for those entities beginning operations on January 1, 2016.

•	ANEEL will establish a discount of up to 50% to the TUSD/TUST tariffs for those solar, wind, biomass and qualified co-generation energy projects whose total capacity connected to the distribution and transmission systems is more than 30,000 kW and less than 300,000 kW and that comply with the following criteria:

(i)	The project was originated as a result of the energy auction carried out on January 1, 2016; or

(ii)	The project was authorized to begin operations on January 1, 2016.

In implementing the Law, ANEEL established Public Audience No. 38 (that will replace Resolution No. 77/2004). The discounts will result in a significant increase in the amounts that are subsidized by the CDE (tariffs discounts), thus, increasing the tariffs for the consumers of our subsidiaries Ampla and Coelce. The fix percentage of discount of 50% proposed by ANEEL for this type of energy projects (the minimum to be applied based on current regulations).

Colombia

The Public Utility Law (Ley de Servicios Públicos Domiciliarios, Law 142) and the Electricity Law (Ley Eléctrica, Law 143) were passed in 1994 establishing the new framework ordered by the Constitution. These laws set out the general criteria and policies that are to govern public utility service provision in the country, as well as the procedures and mechanisms for regulating, monitoring and overseeing them.

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The Electricity Law puts the constitutional focus into practice, regulating the generation, transmission, distribution and sale of electricity, creating the market and competitive environment, strengthening the industry and setting the boundaries for government intervention. Taking into account the nature of each activity or business, general guidelines were established for developing the regulatory framework, creating and implementing the rules that would allow for free competition in the power generation and sales industries, while the directives for the transmission and distribution industries were geared toward treating these activities as monopolies while seeking out competitive conditions wherever possible.

The main institution in the electricity sector is the Mining and Energy Ministry, who’s Mining Energy Planning Unit, (Unidad de Planeación Minero Energética, UPME) draws up the national Energy Plan and the Generation and Transmission Expansion Plan. The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas, CREG) and the Public Service Superintendency (Superintendencia de Servicios Públicos, SSPD) regulate and oversee, respectively, the companies in the industry, and the Superintendency of Industry and Commerce is the national authority for free trade protection issues.

The electricity industry operates on the basis of electricity-selling companies and the large consumers being able to buy and sell energy through bilateral contracts or on a short-term energy exchange market, called the energy exchange that operates freely according to supply and demand conditions. In addition, long-term auctions of Firm Energy within a Reliable Charge scheme are carried out to promote the expansion of the system. The market is operated and administered by XM, which is in charge of the National Dispatch Center (Centro Nacional de Despacho, CND), and the Commercial Interchange System Manager (Administrador del Sistema de Intercambios Comerciales, ASIC).

Peru

The Electricity Concessions Law and its regulations, the Law to Ensure Efficient Development of Electricity Generation (Law 28,832), the Electricity Industry Antimonopoly and Oligopoly Law, the Technical Standard for Electricity Service Quality, the Environmental Protection Regulations for Electricity Activities, the Law Creating the Energy and Mining Investment Supervisory Agency (OSINERGMIN) and its regulations, and the Regulations for Unregulated Electricity Users and Decree Law 1221 which improves the regulation of distribution of electricity to promote access to electricity in Peru all comprise the main legislation in the regulatory framework for doing business in the power industry in Peru.

Law 28,832, whose purpose is to ensure enough efficient power generation to reduce the risk of price volatility and rationing, promotes the establishment of market prices based on competition, planning and ensuring a mechanism that guarantees expansion of the transmission grid, and also allows Large Unregulated Users and Distributors to participate in the short-term market. Accordingly, the law promotes tender processes for long-term power supply contracts at firm prices in order to encourage investment in efficient generation and contracts with distribution companies. Distribution companies must begin the tender processes at least three years ahead of time in order to keep Regulated Users’ demand covered.

Expansion in transmission must be planned through a binding Transmission Plan drawn up by the COES SINAC and approved first by the OSINERGMIN and then by the Energy and Mining Ministry. There are two types of system: a) the Guaranteed Transmission System, which is paid for by the demand; and b) the Complementary Transmission System, which is financed jointly by the generation companies and by the demand.

The purpose of the COES SINAC is to coordinate operations at the lowest possible cost while ensuring a reliable system and the best use of energy resources, to plan transmission and to manage the short-term market. It is made up of generation, transmission and distribution companies and Large Unregulated Users (those with demand of 10 MW or higher) who belong to the National Interconnected Grid (Sistema Eléctrico Interconectado Nacional).

Generation companies may sell their power to: (i) Distribution companies through tender contracts or regulated bilateral contracts; (ii) Unregulated clients; and (iii) the spot market, where surplus energy is traded among generation companies. Generation companies are also paid for the firm capacity they contribute to the system which cover the maximum demand plus a margin regardless of their dispatch.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 36

Peru’s spot price, given the definition of its ideal marginal cost, does not necessarily reflect the costs in the system, as it does not consider the current shortages in the natural gas and electricity transport system. Furthermore, it sets a ceiling price for the market. This was established in an emergency regulation in 2008 (Emergency Decree 049 of 2008) that will remain in force at least until the end of 2016.

Decree Law 1,221, published on September 24, 2015, amends certain aspects of the current framework, among others:

•	In tariff distribution, VAD (Value Added Distribution) and Internal Rate of Return (IRR) calculation will be made individually for each distribution company with more than 50,000 customers.

•	The Energy and Mining Ministry will define a Technical Responsibility Zone (ZRT) for each distributor, taking into consideration the environment of the Regions where they operate (near to concession zones). The work conducted at the ZRT shall be approved by the Distributor, and it will have priority to conduct them or might be subsequently transferred to them. A VAD will be recognized for investment and audited actual costs (with an upper threshold).

•	Adds to the VAD a charge for Technological Innovation and/or Energy Efficiency in Distribution.

•	Adds an adjustment factor to the VAD that encourages service quality in Distribution.

•	Establishes an obligation for the Distributors to assure their regulated demand for 24 months.

•	Establishes an obligation for the Distributor of making urban electrification or return the contribution once 40% of habitability is reached.

•	Regarding the concessions, it limits to 30 years those granted through bidding processes, it establishes a requirement for a favorable report of basin management for hydro electrical generation, and the granting and expiration of concessions shall be ruled through Ministry Resolution.

•	Establishes conditions for distributed generation of non-conventional renewable energy and co-generation that allows them to inject the surpluses to the distribution system without affecting the operational assurance.

The description of the regulatory framework in the document does not include the Law Decree, since most of the amended aspects will be finally ruled by 2016, for its subsequent implementation.

Non-Conventional Renewable Energy

•	In Brazil, the ANEEL holds auctions by technology considering the expansion plan set by the EPE, the planning agency; so that the target amount set for non-conventional renewable energy capacity is met.

•	In Colombia, Law 697 was issued in 2001 by the Program for the Rational and Efficient Use of Energy and Other Forms of Non-Conventional Energy (Programa de Uso Racional y Eficiente de la Energía PROURE y demás formas de Energías No Convencionales - ERNC). Subsequently, indicative targets were defined for non-conventional renewable energy ERNC of 3.5% for 2015 and 6.5% for 2020. Law 1715, which created a legal framework for the development of non-conventional renewable energy, in which guidelines for declarations of public interest, as well as tax, tariff and accounting incentives were established. As part of the implementation, the Ministry of Mines and Energy enacted Decree 2,469 in 2014 establishing guidelines for energy policy on supply of self-generation surpluses. Likewise, the Energy and Gas Regulatory Commission (“CREG”) issued Resolution 24/2015 regulating high-scale self-generation activity, and the Mining Energy Planning Unit (“UPME”) issued resolution 281/2015 establishing the limit for low-scale (equal to 1MW) self-generation. Additionally, the CREG issued Resolution 11/2015 encouraging demand response mechanisms. In 2015, the CREG issued Resolution 138 that amends the remuneration scheme for confidence charges for minor plants. This new regulation establishes that such plants will belong to the centralized scheme of the charge and will declare ENFICC in order to obtain OEF assignments. If the difference between actual and programmed generation in those plants is lower than +/-5%, they could keep the current remuneration scheme. The Ministry of Mines and Energy issued in 2015 Law Decree 1,623 that establishes guidelines on zone expansion policies, and Law Decree 2,143 that outlines the application of fiscal and tax incentives established in Law 1,715. In 2016, the UPME issued resolution 45/2016 establishing procedures to request certificates to support FNCE’s projects and to obtain the list of goods and services exempted from duties or VAT.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 37

•	In Peru, a target of 5% has been set as the ERNC share in the country’s energy system. It is a nonbinding target and the regulatory agency, the OSINERGMIN, holds differential tenders by technology and limited prices to help reach the goal.

•	In Argentina, on October 21, 2015, the new Law 27,191 for Renewable Energy was published in the Official Gazette, replacing the current Law 26,190. The new regulation postpones to December 31, 2017 the goal to reach 8% share in the national demand of energy with renewable sources for generation and establishes as a second stage goal to reach 20% share in 2025 establishing mid-objectives of 12%, 16% and 18% for the end of years 2019, 2021, and 2023. The enacted Law creates a Fiduciary Fund (“FODER”) to finance works, grants tax benefits to renewable energy projects and establishes exemptions for specific taxes, national, provincial and municipality royalties until December 31, 2025. The customers categorized as Large Users (>300 Kw) shall comply on an individual basis with the renewable share goals, establishing that the price of the contracts shall not exceed 113 US$/MWh, and setting sanctions to those not fulfilling the goals.

On March 30, 2016, Decree 531/16 was published establishing certain formalities for implementation of Law 27,191, as follows:

•	The Ministry of Energy and Mining is the regulating authority.

•	Generators/traders are allowed to enter into contracts for a demand of more than 300 KW or with distribution companies acting on their behalf

•	CAMMESA will call to public tenders to supply demands for less than 300 KW

•	All CAMMESA’s purchases are guaranteed by the Fiduciary Fund (“FODER”)

•	The FODER will be incorporated with funds from Treasure and a specific fee applied to the demand supplied by CAMMESA.

•	The energy goals must be fulfilled with renewable energy generated from power plants within the country

•	To use the tax benefits it is necessary to have an authorized certificate of inclusion within the renewable energy regime

The Ministry of Energy and Mining, CAMMESA and the Executive Committee, will be responsible for establishing the methodology to determine the fines for non-compliance of goals, use of the Fiduciary Fund (FODER) and tender specifications.

Resolutions 71/2016 and 72/2016, both issued on May 17, 2016, begin the process of public tenders for contracting within the Electric Wholesale Market of renewable energy under the so called “Programa Renovar – Ronda 1” with a total requirement of 1,000 MW divided into:

•	Wind: 600 MW

•	Solar: 300 MW

•	Biomass: 65 MW

•	Mini-hydro: 20 MW

•	Biogas: 15 MW

The tender is structured with a maximum price for technology established by the Government.

The preliminary specifications of the tender and the preliminary framework for the Energy Supply Contract were issued for public comments. The preliminary specifications set up a timetable for the tender process, where: the final specifications will be published on July 1, 2016, the submission of the offers will be on August 22, 2016, the granting of the offers will be on September 28, 2016 and the signing-off of the contracts will be in October 28, 2016.

CAMMESA is the buyer of the energy with prices in USD/MW (without indexation) and contracts of a 20-year term.

Through Resolution MEyM 106/2016, issued on June 13, 2016, the date for public comments was postponed to July 1, 2016. Up to date, it is still expected the final tender specifications and confirmation of the timetable of the process.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 38

Limits on integration and concentration

In general, all of countries have legislation in force that defends free competition and, together with specific regulations applicable to the electricity market, defines criteria to avoid certain levels of economic concentration and/or abusive market practices.

In principle, the regulators allow the participation of companies in different activities (e.g. generation, distribution, and trading) as long as there is an adequate separation of each activity, for both accounting and corporate purposes. Nevertheless, most of the restrictions imposed involve the transmission sector mainly due to its nature and to the need to guarantee adequate access to all agents. In Argentina and Colombia there are specific restrictions if generation or distribution companies want to become majority shareholders of transmission companies.

Regarding concentration in a specific sector, in Argentina, there are no specific limits that affect the vertical or horizontal integration of a company. In Peru, integration is subject to authorization. In Colombia, no company may have a direct or indirect market share of over 25% in electricity sale activities, although two criteria have been established for the generating activity. One of these relates to participation limits depending on market concentration (index HHI) and the size of the market players according to their Firm Energy, and the other relates to pivotality conditions in the market depending on the availability of resources to meet the system’s demand. In addition, Colombian companies created after the Public Service Law was enacted in 1994 can only engage in activities that complement generation/sales and distribution/sales. Finally, in Brazil, with the changes taking place in the power industry under Law 10,848/2004 and Decree 5,163/2004, the ANEEL gradually perfected regulations, eliminating concentration limits as no longer compatible with the prevailing regulatory environment. However, regulatory approval is required for consolidations or mergers to take place between players operating within the same business segment.

Market for unregulated customers

In all countries where the Group operates, distributing companies can supply their customers under regulated or freely-agreed conditions. The supply limitations imposed on the unregulated market are as follows:

Country	kW threshold
Argentina	> 30 kW
Brazil	> 3,000 kW or > 500 kW (1)
Colombia	> 100 kW or 55 MWh-month
Peru	> 200 kW (2)

(1) The >500 kW limit applies if energy is purchased from renewable sources, for which the Government provides incentives through a discount on tolls.

(2) In April 2009, it was established that clients between 200 kW and 2,500 kW could choose between the regulated and unregulated markets. Those using over 2,500 kW are required to be unregulated customers.

b)	Tariff Revisions:

General Aspects

In the countries where the Group operates, selling prices charged to clients are based on the purchase price paid to generators plus a component associated with the value added in distribution. Regulators set this value periodically through reviews of distribution tariffs. As a result, distribution is essentially a regulated activity.

Argentina

In Argentina, the first review of Edesur’s tariffs scheduled for 2001 was cancelled by the authorities due to the country’s economic and financial crisis, and tariffs were frozen starting from that year. Edesur’s tariff restructuring started in 2007 with the enforcement of the “Acta Acuerdo,” or Agreement Act. The last tariff adjustment made to date came into force in 2008 (with a positive effect on the added value distribution, or VAD), when tariffs were adjusted for inflation (applying the cost monitoring mechanism, or MMC, provided for in the Agreement Act).

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 39

In November 2012, the ENRE passed Resolution 347 authorizing a fixed charge to be added to invoices which differs for various categories of customers. This charge will finance infrastructure works and corrective maintenance through a trust (FOCEDE). Additionally, in July 2012, the ENRE appointed an observer in Edesur; the appointment is still in force, although this does not imply loss of control of the company.

Resolution SE No. 250/13 was published in May 2013 authorizing compensation for Edesur’s debt corresponding to revenues originating from the application of the Program for the Rational Use of Electricity (PUREE) until February 2013, with a credit in its favor from recognition of the MMC for the six-month periods between May 2007 and February 2013. In addition, the Resolution instructed CAMMESA to issue in Edesur’s favor what are termed as Sales Settlements with Unspecified Due Dates for values exceeding the compensation mentioned above, and authorized CAMMESA to receive these settlements as partial payment of Edesur’s debt.

Subsequently, Resolution SE 250/13 was supplemented and extended to December 2014 under Secretary of Energy Note SE 6852/2013, No. 4012, No.486 and No.1136. The financial effects of this compensation positively affected net income for the company. However, the Comprehensive Tariff Review (RTI) to adjust Edesur’s revenues to its costs and obligations, as provided for in the Renegotiation Agreement Act, is still pending at this time.

In March 2015, the Secretary of Energy issued Resolution SE No. 32/2015 establishing beginning on February 1, 2015, a NEW THEORETICAL TARIFF TABLE without passing it to the tariffs to the customers. The difference between the theoretical table and that applied to customers represent temporary additional revenue to the distribution Company, being the difference determined by the ENRE and CAMMESA responsible for transfer those funds. The resolution states that those additional revenues will be considered in the future RTI. Also, ENRE was instructed to apply the initial actions to implement it.

Likewise, and as of the same date, the resolution states that the funds originated in the PUREE will become actual revenue of the distribution company for recognizing higher costs. Additionally, it maintains the funding of the investments through the ENRE 347/12 charge and loans scoped in Resolution SE 10/2014.

In regards to the situation before January 31, 2015, the resolution extended the compensation MMC – PUREE to that date, allowing the payment between the loan to the distributor company and the Energy Invoice with CAMMESA. The remaining balance will be paid using a payment plan to be defined. In terms of the definition of the debt between EDESUR and CAMMESA, the Energy Secretary defined to be determined using the active rate of Banco de la Nación Argentina as well for the loans as for the debt of Edesur, without considering interest from CAMMESA as stated in the procedures.

The resolution requested the Company to present an Investment Plan for its approval and execution during the year 2015. Also, it requested to abandon the judicial actions that would have been initiated and the Commitment of Use of the additional revenues received (among them, not paying dividends).

Subsequently, the Secretary of Energy through Resolution SE No. 1208, instructed CAMMESA on the methodology to calculate the debt, as of January 31, 2015, that EDESUR owed to the MEM, and its compensation with the credits from the application of the Cost Monitoring Mechanism (MMC). As a result, during the first half of 2015, EDESUR recognized net finance income for AR$628.6 million.

Although Resolution SE No. 32/2015 represents the first step towards an improvement in the economic situation of the Company, it expects that investments be still financed with mutual loans with CAMMESA. It is still pending to establish mechanisms to allow payment of remaining balances in favor of MEM, as well as, the revenue updates from the increases in operational costs. On the other side, tariffs remain frozen since 2008.

Additionally, the ENRE informed to the Secretary of Energy the variations to the Cost Monitoring Mechanism (MMC) for the November 2014 – April 2015 (6.85%) and May 2015 – October 2015 (8.92%) periods as required by Article 2 of Resolution SE 32/15. Based on such variations, the Secretary of Energy updated the Transitional Revenues established in Article 5 of Resolution SE 32/15. The updates were informed through Notes SE 2097 and 2157. On the other hand, the issuance of Resolution SE 2158 resulted in the recognition of additional salary expense for the year 2014 that were applied to employees in year 2015.

On December 16, 2015, the National Executive Branch enacted the Decree No. 134/2015, which declared a state of emergency for the National Electricity sector until December 31, 2017 and instructed the newly created Ministry of Energy and Mining to prepare and implement a national program to improve the quality and safety of the electrical supply and guarantee that it is provided under the best technical and economic conditions.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 40

In following those instructions, on January 27, 2016, it was published Resolution No. 6 of the Ministry of Energy and Mining approving the Quarterly Summer Re-Scheduling (February 2016 – April 2017) tariffs for the Electric Wholesale Market which is determined based on the “Procedures to Schedule the Operations, Dispatch of Generation Units and Pricing”. The tariffs consider a reduction in tariff subsidies and differentiated pricing schemes for those residential customers saving energy, and a new Social Tariff. This resolution is a significant step to the process of reconstructing the payment chain in the electric market.

In addition, on January 28, 2016, Resolution No. 7 of the Ministry of Energy and Mining applicable specifically to Edesur S.A. and Edenor S.A., was published instructing the ENRE to adjust, through the Integral Tariff Review (“RTI”), the value added from distribution in the tariff tables for energy distribution companies, by using the Transition Tariff Regime. Also, instructed to no longer apply the PUREE and to apply a Social Tariff to the population of consumers for which the criteria defined by the resolution will be applied. Finally, the resolution instructed to carry out all necessary procedures to apply the RTI to the energy distribution companies with an effective date before December 31, 2016.

On January 29, 2016, the ENRE issued Resolutions Nos. 1 and 2, in order to return to the basis of Law 24,065 and the normalization of the electricity sector which was many times claimed by EDESUR’s representatives. Resolution No. 1 establishes the new tariff table to be applied to each type of customer beginning on February 2, 2016 following the guidelines of Resolution No. 7/2016, as well as, the new rules on supplying in order to line in it with the monthly invoicing. Resolution No. 2 establishes the termination of the FOCEDE which was created on January 31, 2012, and creates a new regime for the funds collected through Resolution No. 347/12 which will no longer be deposited to a fiduciary fund and instead will be deposited to an account of a bank authorized by the Argentine Central Bank BCRA.

On April 5, 2016, the Secretary of Energy issued Resolutions Nos. 54 and 55. Resolution No. 54 approves the tender specifications, expected to be granted on May 27, 2015, for contracting the advisor for the RTI of Edesur and Edenor. Resolution No. 55 approved the timeline and guidelines of the tender, stating that the ENRE will define the quality parameters and the tariff and that the first presentation of the reports from the energy distribution companies will be July 20, 2016 and the final presentation will be on September 1, 2016. The results of the tender are expected to be informed on September 5, 2016.

On April 27, 2016, the Secretary of Energy issued Resolution 41/2016 approving the Seasonal Schedule of Winter for the Electric Wholesale Market requested by CAMMESA, which corresponds to the period from May 1, 2016 through October 31, 2016. The tariff values are the same as those established under Resolution No. 6 of January 27, 2016 issued by the Ministry of Energy and Mining.

The ENRE, through Resolution 290/2016 applicable to Edenor and Edesur, instructed them to eliminate the charge of six of thousandths established in Article 1 of Law 23,681 from the invoices whose meter reading date is after the effective date of the Decree 695/2016. Also, it instructed to make the necessary customization in their invoicing systems making the appropriate adjustments (credits), if necessary, to ensure the accurate application of Decree 695/2016.

Subsequently, on June 7, 2016, the ENRE issued Resolution 321/2016 applicable to Edenor and Edesur, approving the National Public Tender of Multiple Stages 1/2016 for the advisory services to perform the RTI for the distribution companies.

Up to date, the regulatory body has not issued any resolutions establishing the quality paraments and the value of costs of non-supplied energy required to perform the RTI.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 41

Brazil

In Brazil, there are three types of tariff adjustments: i) Ordinary Tariff Reviews (RTO) which are conducted periodically in accordance with the provisions in the concession contracts (in Coelce every 4 years and in Ampla every 5 years); (ii) Annual Adjustments (IRT) since Brazil, unlike other countries, does not automatically index its tariffs to inflation; and (iii) Extraordinary Reviews (RTE) when important events have occurred that may affect the financial situation of the distributors.

In September 2012, the Government approved Temporary Measure 579, one purpose of which was to reduce certain electricity tariff taxes and special charges paid by the final user, which will be paid in the future with the state budget. In January 2013, the Temporary Measure became Law No.12,783, giving rise to Extraordinary Tariff Reviews that resulted in tariffs dropping an average of 18% throughout the country. This reduction affected Ampla and Coelce from the end of January to April 2013 (when the respective annual adjustments came into force).

In April 2014, ANEEL finalized its periodic tariff review of Ampla for the 2014-2019 period with retrospective effect on March 15, 2014.

On March 1, 2015, through Resolution No. 1858/2015, Coelce had an extraordinary review when its rate increased by 10.28% for the purpose of facing the increases in charges (Energy Development Account - CDE) and the costs of energy purchase.

The last periodic tariff review of Coelce was made in 2015 (the first of our distribution companies using the new fourth tariff cycle technology) for the 2015 – 2019 period, effective beginning on April 22, 2015. Such review was provisional as the methodologies of tariff review were not approved in time. The additional average increase in tariffs was 11.69% as approved under Resolution No. 1882/2015. In 2016, the final review will be calculated and the positive/negative differences from the application of the new methodology will be included in the 2016 adjustments.

Ampla will begin to use the fourth tariff cycle methodology in its tariff review in March 2019. However, in March 2015 it had a final average increase of 37.3% (Resolution 1869/2015) essentially due to increases in Section A.

Finally, still in the scope of the fourth tariff cycle, on November 17, 2015, Chapter 2.3 of the Tariff Review Procedures related to the determination of the Basis for Remuneration was approved, under which a Database of Referential Prices was created to value certain variables of the basis for remuneration in the upcoming tariff reviews.

On April 28, 2015, ANEEL approved by Resolution No. 660/2015 a new methodology for tariff review of the fourth round of tariff revisions. With this approval, it was possible to estimate the amount to be refunded to Coelce in the next tariff adjustment.

ANEEL approved the results of the first periodic review of CIEN. Beginning on July 1, 2015, tariffs were adjusted by -7.49% as approved by Resolution No. 1902/2015.

On March 8, 2016, ANEEL homologate the tariff adjustment of Ampla. Beginning on March 15, 2016, tariffs were adjusted by 7.38% (positive) for all Ampla’s customers (7.15% for consumer of low voltage and 7.89% for consumers of high voltage).

In relation to the request of changing the settlement rate it was decided to create a panel of experts to define, within a period of 6 months, the new values.

ANEEL, through Resolution No. 2061 of April 12, 2016, approved the final results for the fourth periodic tariff review (“RTP”) of Coelce, the results were included in the 2016 adjustments.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 42

ANEEL, through Resolution No. 2065 of April 19, 2016, approved the energy tariffs of Coelce as a result of the 2016 tariff adjustments. The average increase in tariffs to consumers was 12.97%.

Colombia

The Energy and Gas Regulatory Commission (Comisión de Regulación de Energía y Gas - CREG) is the entity that defines the method by which distribution networks are paid. Distribution charges are reviewed every five years and updated monthly according to the Producer Price Index (PPI). Currently, these charges include the new replacement value of all operational assets, the Administration, Operation and Maintenance (AOM) and non-electrical assets used in the distribution business.

In Colombia, the current distribution charges for Codensa were published by the CREG in October 2009.

The review of regulated distribution charges began in 2013 with the publication of the assumptions for the remuneration methodology proposed by the CREG in Resolution 043 in 2013. These assumptions were complemented by the development of the Purposes and Guidelines for Compensation of the Distribution Activity for the period 2015-2019 in resolution CREG 079 dated 2014.

This resolution stems from the policies defined by the Ministry of Mines and Energy that seek to ensure timely expansion and adequacy of assets, and to this end to incorporate replacement incentives and a comprehensive Investment Plan that will incorporate technology, improve service quality and control energy losses.

In February 2015, the CREG issued a proposal of Resolution 179 of 2014, which proposes the methodology for remunerating the distribution activity. The methodology is based on a Regulated Revenue scheme. Annual revenues will be determined using a Regulated Assets Net Basis (BRA) and a rate of return (to be defined in separate resolution) plus the Recovery of Invested Capital. Also, it is included an annual revenue for incentives to investments and expenditures efficiency and quality improvements.

Additionally, the Regulatory Commission issued Resolution CREG 095 dated 2014, where is defined the method for calculating the regulated remuneration tariff (WACC) for Electricity Transmission and Distribution, as well as for Natural Gas Transportation and Distribution.

In March 2016, the CREG through resolution 0214 of 2016 proposed a project to established a new method for calculated the regulated remuneration tariff, the proposal retains the application of the depreciated value of the assets, a new factor of residual value determined based on the date of assets were in place for operations and historical inventories and also proposes a factor based on monthly revenues.

In relation to the regulated selling charge, in January 2015, the CREG issued Resolution 180 of 2014, where the methodology for calculating regulated selling charges was defined. The approval of a new basis selling cost for Codensa is still pending.

The Commission published Resolution CREG 135 of 2014 with regard to the pricing formula. Such resolution establishes the assumptions on which studies were performed to determine the unit cost formula for providing the services during the next tariff period.

In February 2016, the CREG issued the draft Resolution No. 240B of 2015, in which the remuneration methodology of marketing activity is proposed. The methodology proposes a tariff formula time resolution, incorporation of the bilateral contracts and futures contracts, defines rules for the unregulated users who become served by the incumbent marketer; and introduces a new component, AJ, a mitigating factor for Unit Cost of Service Provision extraordinary variations.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 43

Peru

A process occurs in Peru every four years to determine the VAD, also using a “model company” methodology for a typical area. In October 2013, the OSINERGMIN published Resolution 203/2013 setting Edelnor’s distribution tariffs from November 2013 through October 2017.

5.	CASH AND CASH EQUIVALENTS

a)	The detail of cash and cash equivalents as of June 30, 2016 and March 1, 2016 are as follows:

Cash and Cash Equivalents	Balance at
	6-30-2016	3-1-2016
	ThCh$	ThCh$
Cash balances	—	11,658,770
Bank balances	1,571	—
Time deposits	19,584,089	—
Total	19,585,660	11,658,770

There are no restrictions for significant amounts of cash availability.

b)	The detail of cash and cash equivalents by currency are as follows:

Currency	6-30-2016	3-1-2016
	ThCh$	ThCh$
Chilean peso	19,584,415	11,658,770
US$	1,245	—
Total	19,585,660	11,658,770

c)	The reconciliation of cash and cash equivalents presented in the statement of financial position with cash and cash equivalents in the cash flow statement at June 30 and March 1, 2016 is presented :

	6-30-2016	3-1-2016
	ThCh$	ThCh$
Cash and cash equivalents (Interim Consolidated Statements of Financial)	19,585,660	11,658,770
Cash and cash equivalents (Cash Flow)	19,585,660	11,658,770

6.	OTHER FINANCIAL ASSETS

The detail of other financial assets as of June 30, 2016 and March 1, 2016 are as follows:

	Balance at
	Current		Non current
Other financial assets	6-30-2016 ThCh$	3-1-2016 ThCh$	6-30-2016 ThCh$	3-1-2016 ThCh$
Non hedging derivative instruments	20,656	31,692	—	—
Total	20,656	31,692	—	—

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 44

7.	BALANCES AND TRANSACTIONS WITH RELATED COMPANIES

Transactions between the Company and its subsidiary are performed at current market conditions. These transactions have been eliminated on consolidation and are not itemized in this note.

As of the date of these financial statements, no guarantees have been given or received nor has any allowance for bad or doubtful accounts been recognized with respect to the balances with related companies.

7.1	Balances and transactions with related companies

The balances of accounts receivable and payable between the Company and its non-consolidated related companies as of June 30, 2016 and March 1, 2016 are as follows:

a)	Receivables from related companies

Tax ID Number	Company	Description of the transaction	Term of the transaction	Relationship	Currency	Country	Balance at
							Current
							6-30-2016	3-1-2016
							ThCh$	ThCh$
96.800.570-7	Chilectra S.A	Other Services	Less than 90 days	Common Intermediate Parent	Ch$	Chile	64	—
Foreign	Distrilec Inversora Ltda.	Dividends	Less than 90 days	Common Intermediate Parent	Ch$	Argentina	100,387	100,298
Foreign	Empresa Distribuidora Sur S.A.	Dividends	Less than 90 days	Common Intermediate Parent	Ch$	Argentina	159,649	159,506
Foreign	Ampla Energía	Dividends	Less than 90 days	Common Intermediate Parent	Ch$	Brazil	2,999,234	2,539,044
Foreign	Enel Brasil	Dividends	Less than 90 days	Common Intermediate Parent	Ch$	Brazil	6,873,029	3,455,039
Foreign	Compañía Distribuidora y Comercializadora de Energía S.A.	Dividends	Less than 90 days	Common Intermediate Parent	Ch$	Colombia	5,951,432	1,499,752
94.271.000-3	Enersis Americas S.A	Current account	Less than 90 days	Parent	Ch$	Chile	61,955	—
Total							16,145,750	7,753,639

There are no receivables pledged as security or impaired.

b)	Accounts payable to related companies

Tax ID Number	Company	Description of the transaction	Term of the transaction	Relationship	Currency	Country	Balance at
							Current
							6-30-2016	3-1-2016
							ThCh$	ThCh$
96.800.570-7	Chilectra S.A.	Other services	Less than 90 days	Common Intermediate Parent	Ch$	Chile	276,409	149,927
96.800.570-7	Chilectra S.A.	Current account	Less than 90 days	Common Intermediate Parent	Ch$	Chile	—	70,720
94.271.000-3	Enersis Américas	Other services	Less than 90 days	Parent	Ch$	Chile	169,872	—
76.107.186-6	ICT Servicios informáticos Ltda.	Other services	Less than 90 days	Common Intermediate Parent	Ch$	Chile	3,132	—
76.536.353-5	Enersis Chile	Other services	Less than 90 days	Common Intermediate Parent	Ch$	Chile	100,297	—
Total							549,710	220,647

c)	Significant transactions and effects on income/expenses

Transactions with related companies that are not consolidated and their effects on profit or loss are as follows:

Tax ID Number	Company	Country	Relationship	Description of the transaction	Four months ended
					6-30-2016
					ThCh$
96.800.570-7	Chilectra S.A.	Chile	Common Intermediate Parent	Services received	(46,859)
94.271.000-3	Enersis Américas	Chile	Parent	Financial revenues	244,677
76.536.353-5	Enersis Chile	Chile	Common Intermediate Parent	Services received	(84,283)
76.107.186-6	ICT Servicios informáticos Ltda.	Chile	Common Intermediate Parent	Services received	(2,631)
Total					110,904

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 45

7.2	Board of directors and key management personnel

At the Ordinary Shareholders Meeting held on April 27, 2016, the following member of the Board were elected:

1.	Mr. Gianluca Caccialupi

2.	Mrs. Francesca Romana Napolitana.

3.	Mrs. Mónica Hodor.

4.	Mrs. Iris Boeninger von Kretschmann

5.	Mr. Hernán Felipe Errázuriz Correa.

At the Extraordinary Board of Directors’ Meeting 07/2016 held on the same date, Mr. Gianluca Caccialupi was elected as Chairman and Mss. Francesca Romana Napolitana, as Vice Chairman.

7.3	Compensation for directors

In accordance with Article 33 of Law No. 18,046 governing stock corporations, the compensation of Directors is established each year at the Ordinary Shareholders Meeting of Chilectra S.A. At the Ordinary Shareholders Meeting held on April 27, 2016 the following compensation was established:

Each member of the Board will be paid U.F 101. as a fixed monthly fee and U.F 66. as per diem for meeting attended. The payment will be made in accordance with the U.F. value at the corresponding date.

The remuneration for the Chairman of the Board will be twice that of a Director, and the compensation of the Vice Chairman will be 50% higher than that of a Director.

If any Director of Chilectra Américas S.A. is a member of more than one Board in any Chilean or foreign subsidiaries and/or associates, or holds the position of director or advisor in other Chilean or foreign companies or legal entities in which the Group has a direct or indirect ownership interest, that Director can be compensated for his/her participation in only one of those Boards or Management Committees. The following tables show details of the compensation paid (gross amounts in ThCh$) to the members of the Board of Directors of Chilectra for the period ended June 30, 2016:

Taxpayer ID Number	Name	Position	Period in position	Chilectra Américas Board
				6-30-2016
				ThCh$
24.248.178-k	Gianluca Caccialupi	Chairman	March to June, 2016	—
O-E	Francesca Romana	Vice Chairman	March to June, 2016	—
4.686.927-3	Hernan Felipe Errazuriz Correa	Director	March to June, 2016	33,574
6.342.175-8	Iris Boeninger Von Krestschmann	Director	March to June, 2016	33,574
O-E	Monica Hodor	Director	March to June, 2016	—
	TOTAL			67,148

The members of key management personnel of Chilectra Américas are paid exclusively by Chilectra S.A., their official employer, which provides services to Chilectra Américas under the intercompany contract between those entities.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 46

8.	CURRENT TAX ASSETS AND LIABILITIES

The detail of current tax receivables as of June 30, 2016 and March 1, 2016 is as follows:

	Balance at
	6-30-2016	3-1-2016
Tax Receivables	ThCh$	ThCh$
Monthly provisional income tax payments	429,915	429,915
Tax credit for training expenses	1,127,594	1,615
Total	1,557,509	431,530

As June 30, and March 1, 2016 Chilectra Américas does not have current income tax liabilities.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 47

9.	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

Investments accounted for using the equity method

a)	The following tables present the changes in shareholders’ equity of the Group’s equity method as of June 30 and March 1, 2016 :

Taxpayer ID Number	Changes in investment in Associates	Country	Currency	Ownership interest	Balance at 3-1-2016	Share of Profit (Loss)	Dividends declared	Foreign currency translation	Other comprehensive income	Balance at 6-30-2016
					ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Foreign	Edesur S.A.	Argentina	Argentine peso	20.85%	6,373,454	(2,867,626)	—	252,366	(37,973)	3,720,221
Foreign	Distrilec	Argentina	Argentine peso	23.42%	4,022,747	(1,816,485)	—	159,903	(24,039)	2,342,126
Foreign	Ampla Energía	Brazil	Brazilian Real	31.37%	217,319,105	(5,490,875)	—	38,134,029	(456,702)	249,505,557
Foreign	Distrilima S.A.	Peru	Sol	30.15%	52,806,611	4,075,131	(2,863,024)	1,238,927	—	55,257,645
Foreign	Codensa *	Colombia	Colombian peso	9.35%	49,576,635	4,403,571	(10,558,263)	5,024,343	11,835	48,458,121
Foreign	Enel Brasil S.A.*	Brazil	Brazilian Real	11.27%	118,409,253	7,304,312	(2,659,754)	22,128,085	(222,147)	144,959,749
				Total	448,507,805	5,608,028	(16,081,041)	66,937,653	(729,026)	504,243,419

*	Significant influence is exercised through the Parent of Chilectra Américas, Enersis Américas 57.15% ownership (direct and indirect) of Codensa as well as 100% ownership (direct and indirect) of Enel Brasil S.A.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 48

b)	Additional financial information on investments in associated companies

•	Investments with significant influence

The following tables show financial information as of four months ended June 30 and March 1, 2016 from the Financial Statements of the investments in associates where the Group has significant influence:

Investments with Significant Influence	June 30, 2016
	% Ownership Interest	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Revenue	Expenses	Profit (loss)	Other comprehensive income	Comprehensive income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Ampla Energía e Serviços S.A	31.37%	426,289,466	1,212,631,014	352,119,779	789,843,927	382,065,374	(405,616,658)	(23,551,284)	(2,919,432)	(26,470,716)
Distrilec Inversora S.A.	23.42%	493,807	—	549,306	(10,056,890)	—	(2,972,883)	(2,972,883)	(102,653)	(3,075,536)
Empresa Distribuidora Sur S.A.	20.85%	208,502,387	410,042,904	455,478,173	145,222,369	340,563,296	(345,825,726)	(5,262,430)	(182,146)	(5,444,576)
Inversiones Distrilima S.A.	30.15%	118,604,818	676,389,640	181,906,415	276,460,468	309,706,464	(289,972,548)	19,733,916	—	19,733,916
Codensa	9.35%	176,718,209	897,037,939	307,096,193	278,203,743	444,158,444	382,983,905	61,174,539	138,025	61,312,564
Enel Brasil S.A	11.27%	959,296,766	2,334,635,926	717,317,258	900,875,904	823,895,693	749,395,847	74,499,846	(2,524,867)	71,974,979

Investments with Significant Influence	March 1, 2016
	% Ownership Interest	Current assets	Non-current assets	Current liabilities	Non-current liabilities
		ThCh$	ThCh$	ThCh$	ThCh$
Ampla Energía e Serviços S.A.	31.37%	340,513,727	1,009,472,094	309,160,492	601,455,252
Distrilec Inversora S.A.	23.42%	479,361	17,229,391	530,740	—
Empresa Distribuidora Sur S.A.	20.85%	170,838,507	373,326,580	370,557,996	143,035,596
Inversiones Distrilima S.A.	30.15%	121,936,130	642,910,562	188,845,924	253,155,067
Codensa	9.35%	163,767,635	795,990,054	195,027,685	261,863,135
Enel Brasil S.A	11.27%	706,354,437	1,954,233,433	569,274,899	706,344,589

c)	Restrictions on funds transfers from associates

The Company holds certain associates that must comply with certain financial ratios or covenants, which require to hold minimum levels of equity as such restricting the transfer of assets to its owners. As of June 30, 2016, the share of net restricted assets of Ampla Energía e Servicios S.A., Enel Brasil S.A. and Edelnor S.A. amounted to ThCh$232,969,545, ThCh$3,309,383 and ThCh$39,180,157 respectively.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 49

10.	DEFERRED TAXES

a)	The origin and changes in deferred tax assets as of June 30, 2016 as follows:

Deferred tax assets		Tax Loss	Deferred Tax Assets
Balance at March 1, 2016		41,504	41,504
Changes	Increase (decrease) in profit or loss for deferred tax Other increases (decreases)	18,985 —	18,985 —

Balance at June 30, 2016		60,489	60,489

The Group companies are potentially subject to income tax audits by the tax authorities of each country in which the Group operates. Such tax audits are limited to a number of annual tax periods and once these have expired audits of these periods can no longer be performed. Tax audits by nature are often complex and can require several years to complete. The following table presents a summary of tax years potentially subject to examination:

Country (*)	Period
Argentina	2008-2015
Brazil	2010-2015
Colombia	2012-2014
Peru	2010-2014

(*) The Parent Company, Chilectra Américas S.A., began its existence on March 1, 2016, therefore has no tax periods open for inspection in Chile. However, the tax responsibility of the foreign subsidiaries was transferred to Chilectra Américas S.A. as a result of spin-off, and tax periods indicated above are open for inspection of these investments.

Given the range of possible interpretations of tax standards, the results of any future inspections carried out by tax authorities for the periods subject to audit can give rise to tax liabilities that cannot currently be quantified objectively. Nevertheless, the Group Management estimates that the liabilities, if any, that may arise from such audits, would not significantly impact the companies’ future results.

b)	Changes in the tax rate

Law No. 20,780 was published in the Diario Oficial (the Official Gazette) on September 29, 2014, modifying the income tax and other tax systems. The law stipulates that, starting from 2017, the current income tax system will be replaced with two alternative tax systems: the attributed income system and the partially-integrated system.

The new law gradually increases the corporate income tax rate. The tax rate for 2014 increased to 21%, then to 22.5% in 2015, and up to 24% in 2016. Starting in 2017, taxpayers subject to the attributed income system will pay a tax rate of 25%, whereas the tax rate for taxpayer under the partially-integrated system will pay tax rates of 25.5% in 2017 and 27% in 2018.

The law also establishes that corporations will automatically be subject to the partially-integrated system unless a future Special Shareholders’ Meeting agrees to select the attributed income system.

On February 8, 2016, Law No. 20,899, simplifying the income tax system, was published, which, among its main amendments, established the mandatory application of the partially-integrated system, removing the previous possibility of paying taxes under attributed income, available under the previous regulation

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 50

11.	OTHER FINANCIAL LIABILITIES

The detail de other financial liabilities as of June 30, 2016 and March 1, 2016 are as follows:

	6-30-2016		3-1-2016
Other Financial liabilities	Current ThCh$	Non current ThCh$	Current ThCh$	Non current ThCh$
derivative instruments not covered	389,761	—	—	—
Total	389,761	—	—	—

12.	RISK MANAGEMENT POLICY

The Group’s companies are exposed to certain risks that are managed by systems that identify, measure, limit concentration of, and monitor these risks.

The main principles in the Group’s risk management policy include the following:

•	Compliance with proper corporate governance standards.

•	Strict compliance with all of Group’s internal policies.

•	Market and products are design based on sufficient knowledge and capabilities to ensure efficient risk management, consistent with the defined strategy and under the criteria and limits approved by the corresponding internal policies.

•	Risk management design and implementation of controls are applied when needed to ensure that operations are carried out based on the policies, requirements and procedures established.

12.1	Interest rate risk

Changes in interest rates affect the fair value of assets and liabilities bearing fixed interest rates, as well as, the expected future cash flows of assets and liabilities subject to floating interest rates.

The objective of managing interest rate risk exposure is to achieve a balance in the debt structure to minimize the cost of debt with reduced volatility in profit or loss.

As of June 30, 2016, Chilectra Américas does not hold any debt.

12.2	Exchange rate risk

Exchange rate risks involve basically the following transactions:

•	Payments to be made for the acquisition of project-related materials and for corporate insurance policies in a currency other than that in which its cash flows are indexed.

•	Cash flows from foreign associated to the Chilean parent company which are exposed to exchange rate fluctuations.

In order to mitigate foreign currency risk, the Chilectra Américas’s foreign currency risk management policy is based on cash flows and includes maintaining a balance between U.S. dollar flows and the levels of assets and

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 51

liabilities denominated in this currency. The objective is to minimize the exposure to variability in cash flows that are attributable to foreign exchange risk. The hedging instruments currently being used to comply with the policy are forward exchange contracts.

12.3	Liquidity risk

Chilectra Américas maintains a liquidity risk management policy that consists of entering into long-term committed banking facilities and temporary financial investments for amounts that cover the projected needs over a period of time that is determined based on the situation and expectations for debt and capital markets. As of June 30 and March 1, 2016, Chilectra Américas has cash and cash equivalents for ThCh$19,585,660, and ThCh$11,658,770, respectively.

12.4	Credit risk

Financial assets:

Cash surpluses are invested in the highest-rated local and foreign financial entities (with risk rating equivalent to investment grade where possible) with thresholds established for each entity.

Investments may be backed with treasury bonds from the countries in which the company operates and/or with commercial paper issued by the highest rated banks; the latter are preferred, as they offer higher returns (always in line with current investment policies).

Derivative instruments are entered into with domestic and foreign entities with solid creditworthiness; all derivative transactions are performed with entities with investment grade ratings.

Risk measurement

Chilectra Américas monitors its derivatives and debt positions, if any, in order to monitor the presumed risk assumed by the Company, limiting as such the variability in the statement of income.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 52

13.	FINANCIAL INSTRUMENTS

13.1	Financial instruments of nature the assets and category:

The detail of financial instruments of assets classified assets as of June 30, 2016 and March 1, 2016 is as follows:

	Balance as of 6-30-2016		Balance as of 3-1-2016
	Financial assets held for trading ThCh$	Loans and account receivable ThCh$	Financial assets held for trading ThCh$	Loans and account receivable ThCh$
Derivatives Instruments	20,656	—	31,692	—
Other financial assets	—	16,171,167	—	7,753,639
Total current	20,656	16,171,167	31,692	7,753,639

13.2	Financial instruments of nature the liabilities and category:

The detail of financial instruments of liabilities classified as of June 30, 2016 and March 1, 2016 are as follows:

	Balance as of 6-30-2016		Balance as of 3-1-2016
	Financial liabilities held for trading ThCh$	Loans and account receivable ThCh$	Financial liabilities held for trading ThCh$	Loans and account receivable ThCh
Derivatives Instruments	389,761	—	—	—
Other financial assets	—	755,331	—	220,655
Total current	389,761	755,331	—	220,655

13.3	Assets and liabilities for derivatives instruments fair value through profit or loss:

As of June 30 and March 1, 2016 the operations of financial derivatives, which are recorded at fair value through profit or loss, involved recognized in the statement of financial position assets and liabilities according to the following details:

	Balance as of 6-30-2016		Balance as of 3-1-2016
	Asset Current ThCh$	Liability Current ThCh$	Asset Current ThCh$	Liability Current ThCh$
Derivatives instrument non hedge	20,656	389,761	—	—

13.4	Fair value hierarchy

The following tables present financial assets and liabilities that are measured at fair value at June 30 and March 1, 2016:

Financial Instruments measurement fair value		Fair value measurement
	6-30-2016	Level 1	Level 2	Level 3
		ThCh$	ThCh$	ThCh$
Financial assets
Derivatives not designated as hedges	20,656	—	20,656	—
Total	20,656	—	20,656	—
Financial Liabilities
Derivatives not designated as hedges	389,761	—	389,761	—
Total	389,761	—	389,761	—

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 53

At March 1, 2016, there are no asset or liability instruments measured at fair value.

14.	TRADE AND OTHER PAYABLES

The detail of Trade and Other Payables as of June 30, 2016 and March 01, 2016 is as follows:

	Current		Non current
Trade and other payables	6-30-2016 ThCh$	3-1-2016 ThCh$	6-30-2016 ThCh$	3-1-2016 ThCh$
Other payables	205,621	8	—	—
Total	205,621	8	—	—

The detail of Trade and Other Current Payables as of June 30, 2016 and March 01, 2016 is as follows:

	Current		Non current
Trade and other payables	6-30-2016 ThCh$	3-1-2016 ThCh$	6-30-2016 ThCh$	3-1-2016 ThCh$
Payables for goods and services	205,621	—	—	—
Taxes payables other than income tax	—	8	—	—
Total	205,621	8	—	—

The description the risk management police of liquidity risk is shown in note 12.3.

15.	PROVISIONS

a) The breakdown of provisions as of June 30, 2016 and March 01, 2016 are as follows:

Provisions	Current
	6-30-2016 ThCh$	3-1-2016 ThCh$
Other provisions	3,595	3,595
Total	3,595	3,595

The expected timing and amount of any cash outflows related to the above provisions is uncertain and depends on the final resolution of the related matters

16.	EQUITY

16.1	Equity attributable to the equity owners of parent

As of June 30, 2016 and March 1, 2016, the issued capital of Chilectra Américas was ThCh$137,790,792 divided into 1,150,742,161 fully, subscribed and paid shares with par value traded at the Stock Exchange of Santiago and the Electronic Stock Exchange of Chile.

16.2	Dividends

At the Ordinary Shareholders’ Meeting held on April 27, 2016, the shareholders agreed to distribute a dividend against 2015 net income equivalent to Ch$0.0546 per share on May 26, 2016.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 54

16.3	Foreign currency translation reserves

The following table details by company of the currency translation adjustments in the consolidated statement of financial position as of June 30, 2016 and March 1, 2016:

Reserves for Accumulated Currency Translation Differences	6-30-2016	3-1-2016
	ThCh$	ThCh$
Edesur S.A	(40,369,990)	(40,782,231)
Ampla Energía e Serviços S.A.	(8,529,427)	(47,364,990)
Distrilima S.A.	5,120,519	3,942,578
Codensa S.A. E.S.P.	(1,473,013)	(5,631,624)
Grupo Enel Brasil S.A.	(27,208,189)	(48,563,822)
Total	(72,460,100)	(138,400,089)

16.4	Restrictions on subsidiaries transferring funds to the parent

As June 30, 2016, there are no restrictions for transferring funds to the Parent.

16.5	Other reserves

Other reserves within Equity attributable to shareholders of Chilectra for June 30, 2016 and March 1, 2016 are as follows:

	Balance at March 1, 2016 ThCh$	2016 Changes ThCh$	Balance at June 30, 2016 ThCh$
Exchange differences on translation	(138,400,089)	65,939,989	(72,460,100)
Reserve for corporate restructuring (spin off).	(54,352,356)	(729,026)	(55,081,382)
TOTAL	(192,752,445)	65,210,963	(127,541,482)

Exchange differences on translation: Translation of the financial statements of our associates accounted for using the equity method.

The detail of Other reserves is as follows:

Other Reserves	6-30-2016	3-1-2016
	ThCh$	ThCh$
Reserve for corporate restructuring (spin off).	276,578,453	276,578,453
First-time adoption of IFRS	(179,156,665)	(179,156,665)
Other reserves	(152,503,170)	(151,774,144)
Total	(55,081,382)	(54,352,356)

Reserve for corporate restructuring (spin off): This reserves represents the effect generated by the reorganization of Chilectra S.A. and allocation of its foreign business to Chilectra Américas (see Notes 1 and 2).

First-time adoption of IFRS: This represents the reserves generated by the transition to IFRS of Chilectra S.A.’s businesses outside of Chile.

I. Reserve for transition to IFRS. In accordance with Official Bulletin No. 456 from the SVS (Superintendencia de Valores y Seguros de Chile), included in this line item is the price-level restatement of paid-in capital from the date of transition to IFRS, January 1, 2004, through December 31, 2008.

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 55

II. Effects originated from business combinations of entities under common control, mainly explained the incorporation of Enel Brasil S.A. in 2005.

17.	OTHER EXPENSES BY NATURE

Other expenses by nature for the four months ended June 30, 2016 is are detailed as follows:

Other Expenses	Four months ended 6-30-2016
ThCh$
Other supplies and services	(133,773)
Professional. outsourced and other services	(382,303)
Taxes and charges	(149,291)
Other supplies	(65,775)
Total	(731,142)

18.	FINANCIAL RESULTS

Financial income and costs for four months ended June 30, 2016 is as follows:

Financial Revenue	Four months ended 6-30-2016
ThCh
Cash revenue and cash equivalents	2,089
Other financial income	244,676
Total Financial income	246,765

Financial costs	Four months ended 6-30-2016
ThCh
Other financial liabilities costs	(190,539)
Total financial costs	(190,539)
Gain (loss) from indexed assets and liabilities (*)	3
Foreign currency exchange differences (**)	1,063,875
Positives differences	1,447,764
Negatives differences	(383,889)
Total Financial Costs	873,339
Total financial results	1,120,104

Foreign currency exchange differences:

Exchange Differences	Four months ended
6-30-2016
ThCh
Cash and cash equivalents	(3)
Other financial assets	(411,390)
Trade and other accounts receivable	1,561,099
Other financial liabilities (financial debt and derivative instruments)	(85,831)
Total	1,063,875

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 56

19.	INCOME TAXES

The reconciliation between the income tax that would result from applying the general tax rate applicable to “Profit before tax” and the expense registered by this tax in the consolidated statement of income corresponding, for the four-month ended June 30, 2016:

Current Income Tax and Adjustments to Current Income Tax for Previous Periods	Four months ended
6-30-2016
ThCh$
Current income tax	1,125,416
Current tax benefit/(expense). net	1,125,416
(Income) / expense from deferred taxes for origination and reversal of temporary differences	18,985
Total deferred tax benefit / (expense)	18,985
Income tax expense. continuing operations	1,144,401

Reconciliation of Tax Expense	Four months ended
	Rate	6-30-2016
	%	ThCh$
PROFIT BEFORE TAX		5,996,990
Income tax expense using statutory rate	(24.00%)	(1,439,276)
Tax effect of non-taxable revenues	28.04%	1,681,351
Tax effect of non-tax-deductible expenses	(84.62%)	(5,074,846)
Price level restatement for tax purposes (investments and equity)	99.67%	5,977,172
Total adjustments to tax expense using statutory rates	43.08%	2,583,677
Actual income tax expense	19.08%	1,144,401

20.	INFORMATION BY SEGMENT

Chilectra Americas operating mainly with one segment of distribution energy electric through with its subsidiary.

21.	THIRD PARTY GUARANTEES, OTHER CONTINGENT ASSETS AND LIABILITIES, AND OTHER COMMITMENTS

As of the date of these interim consolidated financial statements, the most relevant contingent liabilities related to current litigation involving the Group are as follows:

a) Pending lawsuits

a.1) Pending lawsuits of Chilectra Américas and subsidiaries

There is no pending lawsuits of Chilectra Américas and subsidiaries.

a.2) Pending lawsuits of the associated companies

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 57

Argentina

Law 25,561 on Public Emergency and Reform to the Currency System, enacted on January 6, 2002 by the Argentine authorities, voided certain provisions of the concession agreement of Enersis Américas’ combined entity Edesur. Law 25,561 also required that utility concession agreements be renegotiated within a reasonable timeframe to adjust them to the new conditions. However, the failure to renegotiate Edesur’s concession agreement prompted Enersis Américas S.A. (formerly Enersis S.A.), Chilectra S.A. (Currently now Chilectra Chile S.A.), Endesa Chile and Elesur S.A. (now part of Chilectra S.A.) (collectively, the “Claimants”) to file an arbitration petition in 2003 under the Treaty for the Promotion and Protection of Chilean-Argentine Investments before the International Center for Settlement of Investment Disputes (ICSID). The statement of claim principally requested that the ICSID declare the investment expropriated for an amount of US$1,306,875,960 (approximately ThCh$864,328,554), and sought compensation for the damages caused to the investment due to lack of fair and equitable treatment, in the amount of US$318,780,600 (approximately ThCh$210,831,925). The Claimants also seek, with respect to both claims, compounded annual interest of 6.9% per annum. The Claimants also claimed the sums resulting from the damages caused from July 1, 2004. Finally, the Claimants also demanded US$ 102,164,683 (approximately ThCh$67,568,656) for Elesur S.A. (now part of Chilectra S.A.) due to a lower price received on the sale of its shares. In 2005, the Argentine authorities and Edesur signed a Letter of Understanding, in which the terms and conditions are established for amendments and supplements to the concession agreement, forecasting tariff modifications, first during a transitional period and then under an Integral Tariff Review, in which the conditions for an ordinary tariff period of 5 years will be set. The arbitration has been suspended since March 2006 in accordance with the terms of the Letter of Understanding, and the appointment of one of the arbitrators, to replace an arbitrator who resigned in 2010 has been suspended. As of December 31, 2014, the parties informed ICSID of their agreement to extend the suspension of the arbitration procedure for 12 months starting on the same date, informing also that any of the parties can request the renewal of the arbitration proceeding with a 30 calendar days prior notice.

Colombia

1.	A class action was filed in Colombia against Codensa in which plaintiffs seek reimbursement for excess charges for not applying the tariff benefit that according to them would have applied to them as users of the Voltage One Level and owners of the infrastructure, as established by Resolution No. 082 of 2002, amended by Resolution No. 097 of 2008. Regarding the proceeding status, Codensa filed a plea against the lawsuit rejecting it entirely. A conciliation hearing was effected between the parties, without success. The writ of proof is pending. The estimated amount is approximately CPs 337 billion (approximately ThCh$76,431,600).

2.

In Colombia, upon creating an electrical distribution subsidiary, Codensa, in 1997, EEB contributed all public lighting infrastructures and other sale and distribution assets to Codensa in exchange for 51.5% of Codensa’s shares. However, there was no certainty regarding the inventory of lights in Bogotá and this generated subsequently differences regarding invoicing and settlement of the energy value that Codensa supplied to the municipality. In 2005, a geo-reference inventory of the lights was performed, which resulted in 8,661 fewer lights than those that Codensa considered in its billing and settlement to the Federal District of Bogota (the District). In order to resolve the conflict, the parties carried out round-table discussion to come to an agreement. However, in 2009 a private citizen filed a derivative action in which he requests that the court of law: (i) declare the rights of the administrative morality and public property violated; (ii) order Codensa to carry out the settlement that includes delinquent interest due to the higher values paid between 1998 and 2004; and (iii) recognize the incentive due to administrative morality for the claimant (15% of the amount the District recovered). The first instance judgment, confirmed by the second instance judgment, ordered the Administrative Special Public Utilities Unit (the UAESP) and Codensa to, within a time period of two months starting from the date of issuance of the judgment, carry out all necessary negotiations to establish in a definitive manner the balances either in favor or against Codensa, duly adjusted, plus additional interest. If no agreement is reached, the UAESP itself may make a unilateral judgment within two months and deliver it to Codensa for its consideration. Codensa may also exercise remedies through the relevant government channels and, in the event of non-payment, must proceed to execute the judgment. On September 6, 2013, the Comptroller sent a communication to Codensa announcing future control actions against the company and the UAESP for an alleged detriment to the District of CPs 95,142,786,544 (approximately ThCh$ 21,578,384), due to payments owed to the District for public

The accompanying notes are an integral part to the Interim Consolidated Financial Statements	Page 58

lighting between 1998 and 2004. On September 20, 2013, Codensa responded, disagreeing with the amount and proposing a technical group to resolve the issue. This resulted in several meetings being held. Based on Codensa’s documents and the declarations presented, the Comptroller issued a new report that supports the figure obtained by mutual agreement by UAESP and Codensa of CPs 14,432,754,679 (approximately ThCh$ 3,273,349). The Comptroller recommended in its report that UAESP send the agreement for judicial review in order to resolve the lawsuit with Codensa, which occurred on December 13, 2013. Subsequently, the Comptroller, in Bogotá, issued a report questioning the agreement with the UAESP; such report was presented at Court. It is pending resolution from the Tenth Administrative Court of Bogotá, either for notifying the report or issuing final decision on the agreement subscribed between Codensa and the UAESP.

3.	To offset the impact on prices as a result of the climate phenomena “El Niño”, the Colombian Energy and Gas Regulatory Commission (CREG), through Resolution CREG No. 168 of 2008 establishes the Optional Tariff, which allows deferral of the increase in the electrical energy tariff for up to two years, mitigating the impact of the increase to end users. Codensa voluntarily ended the Optional Tariff it was applying and must determine the difference between the actual values of the tariff and the invoiced value from the Optional Tariff, based on the balances and the historical values transferred to the tariff for end users, in compliance with Resolution CREG No. 168 of 2008. The resulting difference of comparing tariffs must be returned to the end users since the Optional Tariff values, as accumulated balances, are always higher than the values that would have been invoiced had Codensa not opted for that alternative. In terms of process status, it was notified the demand on October 1, 2015 which was answered on November 23, 2015. The conciliation hearing date has not yet been fixed. National regulations do not establish the mechanism to return the money from the Optional Tariff to end users; however, Codensa has previously decided to return it. There is a difference between the amounts that Codensa expects to return and the amount that the CREG expects. The estimated amount is approximately CPs 163 billion (ThCh$36,968,400).

Peru

1.	The fiscal authority in Peru, the Superintendencia Nacional de Administración Tributaria (SUNAT), rejected the commercial energy losses that Edelnor recognized from 2006 to 2010, equivalent to a 2% of the total purchases and self-generated energy, and questioned the cost of sales of that energy since the losses were generated from an energy theft not confirmed in a court of justice. The SUNAT believes non feasibility of a legal action can only be demonstrated through a Police Report and a Resolution, duly noted, issued by the General Attorney (Public Ministry) acknowledging, on a final or transitory basis, the filing of a criminal action for energy theft. The Tax Court (TF) has issued certain rulings stating that such Resolution is necessary. The position of Edelnor is that the law does not establish a specific mechanism on how to demonstrate the infeasibility of a legal action; therefore it is plausible to present any available evidence, appropriate and reasonable for this situation (free review of the evidence). The company in order to demonstrate that it was pointless to prosecute these crimes through legal actions presented expert reports prepared by specialized engineers, reports issued by the Electricity General Directorate (DGE) of the Ministry of Energy and Mining and certain other reports of the OSINERGMIN, which demonstrated that it was of no use to file an action and prosecute trial for a crime where; the perpetrators, the exact time of occurrence of the theft, the specific location in which occurred and the quantity stolen at each opportunity cannot be identified. The TF has allowed this type of accreditation in case of theft for water distribution companies (an entity similar to an electric distributor) but it has not indicated that the resolution issued by the General Attorney is the only admisible evidence to demonstrate the nonfeasibility to prosecute through a legal action. The development of the process is:

For the year 2006: The TF ruled against Edelnor’s appeal although it agreed to Edelnor’s position about the substance of the controversial matter. Thus, the TF concluded that Edelnor was not able to demonstrate that quantity of commercial losses attributable to the theft. Such conclusion is based on the fact that the commercial energy loss does not consist exclusively of stolen energy but also for energy losses due to other reasons, such as incorrect meter readings, incorrect invoicing and incorrect estimates of physical losses. Due to the immediate execution of the TF’s ruling, Edelnor paid the entire amount of the debt to the SUNAT (€4 million). In February 2013, Edelnor filed an appeal to the Justice Department (JD) against the TF’s decision in order to revoke it and to request full deduction of

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the commercial energy loss sustaining that in theory energy losses consist of the components previously indicated, through the inspection of the SUNAT it was stated that the total amount of the commercial loss was due to stolen energy. In June 2014, Edelnor was notified the conclusions of the District Attorney (Fiscal Resolution). In August 2014, Edelnor presented a Verbal Report and presented the final written arguments. In October 2014, Edelnor was notified of Resolution from the JD against Edelnor, and in November 2014, Edelnor filed an appeal. In June 2015, the Court ruled to revoke the resolution and requested the issuance of a new resolution. In December 2015, Edelnor was notified that the JD again ruled against Edelnor, in the same month. Edelnor filed an appeal.

For the years 2007 and 2008: Considering the results obtained in 2006 for the income tax, Edelnor initiated a new defense strategy: (i) in theory, commercial energy losses could consist of errors in meter readings, invoicing and estimates of physical losses; (ii) since such losses are determined by “subtraction” (the energy entered in the system “less” energy supplied to customers and “less” the physical loss of energy”) the commercial energy loss might, in fact, be composed of such error in cases of undermeasurement, under invoiced or under estimates of physical losses; (iii) if there are no such error, the quantity that is shows as commercial energy loss is composed of theft losses; (iv) during the inspection, the SUNAT reviewed the invoicing and the report of physical loss without questioning or inquiring on them; therefore, at this point, errors in invoicing or the errors in the physical losses estimates cannot be argued by the SUNAT that are components of the commercial energy loss, (v) regarding the errors in meter readings, and taking into account that the electric energy distribution is a regulated business, the margins for this type of error are minimum. For the year 2007, Edelnor presented evidence corroborating that a small portion of the loss is attributable to undermeasurement. Therefore, the commercial energy losses mainly consist of stolen energy (95%) to a lesser extent, of undermeasurement (5%). Edelnor presented verbal report and filed its arguments. The appeal is still pending resolution by the TF. For the year 2008, Edelnor presented evidence demonstrating an excess in measurement. Thus, the commercial energy losses are only originated from theft. For these two years, Edelnor presented a Verbal Report to the TF and filed its final written arguments. The appeal is pending resolution by the TF.

For the year 2009, the SUNAT rejected the deduction of the commercial energy losses, based on the same reasons of prior years. In November 2013, Edelnor filed a claim reiterating the reasons by which the commercial energy losses are deductible and presented evidence that demonstrated that the energy losses were mainly originated by theft (93%) and to a lower extent, to undermeasurement (7%). In June 2014, the SUNAT requested detailed information about the calculation to determine the “standard energy loss”. In July 2014, Edelnor responded to the request by the SUNAT. In August 2014, the SUNAT notified Edelnor with the Resolution ruling on Edelnor’s claim. In the Resolution, the SUNAT revoked the objection related to the commercial energy loss on the matter related to the standard energy loss, confirming it in the part related to the excess of such quantity. In September 2014, Edelnor paid the debt owed to the SUNAT, and filed an appeal to the TF, which is still pending resolution.

For the year 2010, the SUNAT rejected the commercial energy loss deduction in the portion related to the excess over the standard energy loss. In July 2015, Edelnor paid the debt owed to the SUNAT, and filed a claim. In April 2016, Edelnor was notified of the SUNAT’s Resolution sustaining the objections, in the same month Edelnor filed an appeal.

For the year 2011, the SUNAT also objected the commercial energy loss deduction in the portion related to the excess over the standard energy loss. In July 2016, Edelnor paid the debt owed to the SUNAT.

The following steps are as follows:

For the year 2006, it is pending the Court’s resolution on Edelnor’s appeal.

For the years 2007 and 2008, it is pending TF’s resolution.

For the year 2009, it is pending TF’s resolution.

For the year 2010, it is pending TF’s resolution.

For the year 2011, Edelnor is expecting notification on taxes and fines for which an appeal will be submitted.

The amount of this claim is ThS/ 80,132 (approximately ThCh$16,098,695).

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Brazil

1.	The Brazilian IRS claims an alleged underreporting of dividends by Enel Brasil than it reported. The Brazilian IRS claims that the total amortization of goodwill (gain from a bargain purchase) recorded Endesa Brasil, currently now Enel Brasil in 2009 in the equity accounts, should have been recorded in comprehensive income accounts. As a result, the procedure performed was inadequate and a greater profit would have been generated and consequently, a higher amount of dividends distributed. The alleged surplus in dividends was interpreted by the Brazilian IRS as payments to non-residents, which would be subject to a 15% income tax retained at the source. Enel Brasil responded that all the procedures adopted by Enel Brasil were based on the company’s interpretation and in accordance with Brazilian accounting standards (Brazilian GAAP), and confirmed by the external auditor and by a legal opinion from Souza Leão Advogados. In December, 2014 Enel Brasil has filed its defence in the administrative first instance. In July 2016, the tax authorities issued an unfavorable ruling against Enel Brasil. Enel Brasil will file an appeal to the second instance Administrative Court, and will use an expert´s opinion on the accounting entries recorded in 2009. The amount involved in this proceeding is ThR$244,428 (approximately ThCh$50,363,681).

2.	In Brazil, Basilus S/A Serviços, Empreendimentos e Participações (successor to Meridional S/A Serviços, Empreendimentos e Participações from 2008) is the holder of the litigation rights that it acquired from the construction companies Mistral and CIVEL, which had a civil works contract with Centrais Elétricas Fluminense S.A. (CELF). This contract was terminated before CELF’s privatization process. Since CELF’s assets were transferred to Ampla during the privatization process, Basilus (previously Meridional) sued Ampla in 1998, arguing that the transfer of the referred assets was done in detriment of its rights. Ampla only acquired assets from CELF, but is not its legal successor since CELF, a state-owned company, still exists and maintains its legal personality. Basilus demanded payment of pending invoices and contractual penalties for termination of the civil works contract. In March 2009, the court decided in favor of Basilus, and Ampla and the State of Río de Janeiro filed the corresponding appeals. On December 15, 2009, the State Court accepted the appeal and overturned the lower court’s decision obtained by Basilus, in Ampla’s favor. Basilus filed an appeal against the resolution, which was denied. In July 2010, Basilus filed an Appeal under Specific Court Regulations (Agravo Regimental) with the Superior Court of Justice of Brazil(STJ), which also rejected the appeal in August 2010. Seeking to overturn such decision, Basilus filed a Petition for Writ of Mandamus (Mandado de Seguranca), which was also rejected. In June 2011, Basilus filed an Appeal to Amendment of Judgment Embargos de Declaração (in order to clarify a supposed omission by the Superior Court of Justice in the decision on the Petition for Writ of Mandamus), which was not accepted by the court. Against this decision, Basilus filed an Ordinary Appeal (Recurso Ordinario) with the Superior Court of Justice (STJ) in Brasilia. On March 28, 2012 the Reporting Justice decided the Ordinary Appeal in favor of Basilus. Ampla and the State of Río de Janeiro filed an Appeal under Specific Court Regulations against the Reporting Justice’s decision, which was accepted by the First Court Room of the Superior Court of Justice STJ on August 28, 2012, determining that the Ordinary Appeal of the Petition for Writ of Mandamus must be submitted to the decision by an en banc session and not by a single Reporting Justice. Basilus challenged the decision. The decision of August 28, 2012 was published on December 10, 2012, and the Appeal to Amendment of Judgment had been filed by Ampla and the State of Río de Janeiro to remedy the existing error in its publication, in order to avoid future divergence. Basilus filed its arguments and on May 27, 2013, the Appeal to Amendment of Judgment filed by Ampla and the State of Río de Janeiro were accepted and the error corrected. On August 25, 2015, the appeal filed by Basilus was rejected. The decision was published on December 10, 2015, and Basilus filed an appeal to Amendment of Judgment. On March 3, 2016, the Superior Court of Justice has begun the judgement of the appeal and the first vote (Minister Rapporteur) was favorable to the appeal and the next Minister has suspended its resolution to perform a deeper analyzis of the arguments. On May 3, 2016, the Superior Court of Justice has resumed the judgment of the appeal, which is tied 1 vote to 1. Other Minister has again suspended its resolution to perform a deeper analysis of the appeal. The resolution is adopted by the vote of three Ministers. The amount involved in this proceeding is estimated to be approximately R$1,369,544,431 (approximately ThCh$282,190,658).

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3.	In December 2001, the Brazilian Federal Constitution was amended to apply the CONFINS tax (Contribuicao para o Financiamento da Seguridade Social), a tax levied on revenues, to electricity energy sales. The Constitution states that the changes on social contributions are effective 90 days after their publication. Ampla started to pay this COFINS tax in April 2002. However, the Brazilian Internal Revenue Service notified Ampla that the 90-day delay of entry into force is applied to statutory amendments, but are not applicable to constitutional amendments, which are effective immediately. In November 2007, the appeal filed before the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, ruled against Ampla. In October 2008, Ampla filed a special appeal that was rejected. On December 30, 2013, Ampla was notified of the decision to reject its position that the COFINS tax payments were not due for the period from December 2001 to March 2002 based on the Constitution providing that legislative changes are effective 90 days after their publication. Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds and was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 20%. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its defense in July 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. There is a first instance ruling unfavorable to Ampla which was published in August 2015. In the same month, Ampla filed an appeal with the second instance court. The amount involved in this case is estimated to be approximately ThR$152,907 (approximately ThCh$ 31,506,044).

4.	Companhia Brasileira de Antibióticos (Cibran) filed a lawsuit against Ampla in order to receive compensation for the loss of products and raw materials, machinery breakdown, among other things that occurred as a consequence of poor service provided by Ampla between 1987 and May 1994 and compensation for moral damages. This litigation is related to other five actions filed by Cibran against Ampla based on power outages allegedly caused by Ampla in the period from 1987 to 1994, 1994 to 1999 and part of 2002. The judge decided to conduct a single expert assessment for these various claims, which was in part adverse to Ampla. Ampla challenged such assessment and requested a new expert assessment. On September 5, 2013, the judge rejected the prior petition, whereupon Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) and subsequently a Special Appeal (Agravo de Instrumento), both of which were rejected by the court. Against the latter, Ampla filed a Special Appeal before the Superior Court of Justice, which is pending review. In September 2014, a first instance judgment in one of these proceedings ordered Ampla to pay compensation of R$ 200,000 (approximately ThCh$ 38,375) for moral damages, in addition to the payment of material damages caused due to failures in supply of service, which have to be assessed by an expert in the sentence execution stage. Ampla filed a Clarification Attachment against this ruling that was rejected. In December 2014, Ampla filed an appeal, currently pending decision. On June 1, 2015, a judgement in another of the proceedings ordered Ampla to pay moral damages of R$ 80,000 (approximately ThCh$15,350), in addition to material damages for Ampla’s failures in supply of service of R$ 95,465,103 (approximately ThCh$ 18,317,376) (plus price-level restatement and interest). Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgment, which was rejected by the court. Ampla has filed an appeal. In the remaining proceedings, a first instance court ruling is pending. The amount involved for all these cases is estimated to be approximately R$384,666,764 (approximately ThCh$ 79,259,471).

5.	In August 1996, Ampla obtained a favorable ruling granting it an exemption from paying the COFINS tax for the period prior to the 2001 amendment of the Brazilian Federal Constitution which expressly made electric power operations subject to the COFINS tax. Following the definite decision in favor of Ampla issued in 2010, the Brazilian Treasury attempted to overturn the 1996 decision favorable to Ampla through a rescission action. Ampla refiled a suit originally filed in 1996 seeking a refund of its COFINS tax payments from April 1992 to June 1996, based on the favorable ruling in the first lawsuit described above. The lawsuit seeking a refund of the COFINS tax had been suspended pending the resolution of the first lawsuit above. In June 2013, Ampla received a favorable decision entitling it to a refund of its COFINS tax payments for the periods requested. The Brazilian Treasury appealed the decision. In October 2014, the Court of the State of Río de Janeiro ordered a new trial since it considered that the Brazilian Treasury did not have the opportunity to appear in the prior decision judgment. In May 2015, the Brazilian Treasury presented its final plea and in July 2015 a new favorable first instance ruling entitling Ampla to a refund of its COFINS tax payments made from 1992 through 1996 was issued. In August 2015, the tax authorities filed an appeal with the Court of the State of Río de Janeiro. The sum Ampla has requested as a tax refund amounts to ThR$169,450 (approximately ThCh$34,914,681).

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6.	Perma Industria de Bebidas (Perma) filed a lawsuit against Ampla, based on the electric energy tariff adjustment applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. The Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2,283, of February 28, 1986. On April 16, 2010 a ruling rejected Perma’s request, and Perma filed an appeal against such ruling, which was accepted and Ampla was ordered to pay the amounts unduly collected during 1986. Ampla and Perma each filed a Special Appeal before the Supreme Court of Justice, which were rejected by means of “eligibility trial”. In July 2011, the parties filed a Special Appeal. On December 16, 2015 the ruling was issued, rejecting the Special Appeal filed by the two parties. On February 11, 2016, the prior ruling was published confirming the final rulgin. The amount involved is R$ 76,359,241 (approximately ThCh$ 15,733,600).

7.	The Trade Union of Niterói, representing 2,841 employees, filed a labor claim against Ampla, requesting the payment of salary differences of 26.05% retroactive to February 1989, pursuant to the Economic Plan instituted by Law Decree No. 2,335/87. In the court of first instance, the decision was partially unfavorable for Ampla. The court ordered payment of the salary differences requested retroactive to February 1, 1989, and legal fees of 15% of such amount. Ampla filed several appeals, among them an Extraordinary Appeal which is currently pending. A mandatory mediation was unsuccessful. In parallel, Ampla has filed a motion for Advanced Dismissal of Enforcement (Exceção de Pré-Executividade) based on the jurisprudence of the Federal Supreme Court, which has previously declared the non-existence of a right acquired on the URP readjustment of Law Decree No. 2,335/87. In addition, Ampla alleged the exception of the payment for these readjustments and, alternatively, requested the limitation of this readjustment using October 1989 salaries as a baseline. In the court of first instance, Ampla obtained the declaration of unenforceability of legal title, against which the applicant filed an appeal (Agravo de Petição). The decision was partly favorable regarding the exception of payment, but not regarding the limitation of the salary differences, using October 1989 salaries as a baseline. On September 10, 2014, the court rejected the Special Appeals (Agravo de Instrumento) presented by both parties, who filed a Petition for Clarification of the Decision (Embargos de Aclaración) against this judgment. In June 2015, Ampla presented its arguments to the Court regarding the Extraordinary Appeal filed by the Union, which were rejected by the Court. On December 16, 2015, the Extraordinary Appeal was submitted to the Federal Superior Court of Law for its judgment. The amount involved in this proceeding is estimated to be approximately R$71,232,859 (approximately ThCh$14,677,324).

8.

In order to fund the purchase of Coelce in 1998, Ampla issued long-term debt abroad through securities called Fixed Rate Notes (FRNs) which were governed by a special tax regime whereby interest payments received by non-resident holders were exempt from taxation in Brazil, as long as the debt was issued with a minimum maturity of 8 years. In 2005, the Brazilian Internal Revenue Service (responsible for tax collection and compliance with tax laws) FRNS notified Ampla the special tax regime did not apply based on its understanding that prepayments were made before the stated maturity, due to the fact that Ampla had received financing in Brazil which was allocated to repay the FRN holders. Ampla argues that these two transactions are independent and legally valid. The non-application of the special tax regime means that Ampla would have failed to comply with its obligation to retain the tax and to record it as interest payments made to non-resident holders. The tax resolution was appealed and in 2007 the Taxpayers Council (Consejo de Contribuyentes), the administrative appeals level, annulled it. However, the Brazilian IRS contested this decision with the Superior Chamber of Fiscal Resources (Cámara Superior de Recursos Fiscales), the final administrative appeals level, and on November 6, 2012, it ruled against Ampla. The decision was notified to Ampla on December 21, 2012. On December 28, 2012, Ampla filed a Petition for Clarification of the Decision (Embargo de Aclaración) before the Superior Chamber of Fiscal Resources in order to obtain a final resolution regarding contradictory points of the decision and to incorporate in it the relevant defense arguments that were omitted. The petition was denied. As a consequence, Ampla filed a judicial proceeding to obtain a certification of fiscal good standing in order to continue receiving public funds. Ampla was required to post a bond for the tax debt. Under the new standard on surety bonds published in March 2014, the bond amount must be 20%. Ampla submitted the new surety bond, complying with the new requirements. The Brazilian Treasury accepted the surety bond and granted the certification of fiscal good standing. The Brazilian Treasury submitted the fiscal execution and Ampla opposed its

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defense on June 27, 2014. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. A legal investigation will be carried out by an expert designated by the judge. It is expected first instance resolution upon investigation of the expert to be designed by the judge. The amount involved in this case is estimated to be approximately ThR$ 1,159,588 (approximately ThCh$ 238,929,745).

9.	In 2002, the State of Rio de Janeiro issued a decree stating that the ICMS (a tax similar to the Chilean Value Added Tax) should be paid and filed on the 10th, 20th and 30th days of the same month of the tax accrual. Ampla continued paying ICMS in accordance with the previous system (filing within five days after the end of the month of its accrual) and did not adopt the new system between September 2002 and February 2005 due to cash flow issues. Additionally, Ampla filed a lawsuit to dispute the constitutionality of the new filing requirement. These lawsuits were unsuccessful, and Ampla has filed suit alleging constitutional violations before the Brazilian Supreme Federal Tribune. Since March 2005, Ampla has been paying the ICMS according to the new system. In September 2005, the IRF imposed on Ampla a penalty fee and interests due to the delay in filling the ICMS as set forth in the aforementioned decree of 2002. Ampla appealed the resolution with the Administrative Courts, based on the fiscal Amnesty Laws of the State of Río de Janeiro published in 2004 and 2005 (forgiving interest and penalties if the taxpayer paid the taxes due). Ampla alleges that if the aforementioned tax amnesties are found to be inapplicable to it, the law would punish taxpayers that are delayed only a few days in their tax payments (as in the case of Ampla) more harshly than those who failed to pay their taxes and later formally adopted the various tax amnesties and thus, regulate their tax situation through the filing of overdue unpaid taxes.

On May 9, 2012, the “En Banc Council” (a special body within the Taxpayers Council, representing the last administrative instance) issued a judgment against Ampla. The decision was notified on August 29, 2012. Ampla appealed to the State Public Treasury (Hacienda Pública Estadual) using a special review procedure based on the equity principle, before the Governor of the State of Río de Janeiro. The appeal has not been resolved and, therefore, the tax should be suspended. However, the State of Río de Janeiro recorded the tax due in the Public Register as if demandable and, therefore, on November 12, 2012, Ampla was obliged to post a surety bond in the amount of € 101 million (R$ 293 million) in order to receive a certification of fiscal good standing to continue receiving public funds. On June 4, 2013, in a decision of second instance, the State Public Treasury obtained a ruling against Ampla’s surety bond. In September 2013, Ampla filed a letter of guarantee to substitute for the surety bond rejected by the court. However, Ampla reiterated to the attorney of the State, the petition of review, which is still pending decision. Despite this, the State Public Treasury submitted the fiscal execution and Ampla opposed its defense. It is not necessary to submit a new surety bond since the bond posted to obtain the certification of fiscal good standing can be used for this proceeding. In June 2015, the Supreme Court of Brasilia issued a favorable ruling for Ampla for a lawsuit filed in 2002 to dispute the constitutionality of the new filing requirements. This resolution will lead to the suspension of the collection procedures of penalties and interests, since the tax is already paid. Also, the final decision will mean the release of the guarantee. The decision was published on October 2, 2015 and the Brazilian Treasury has 10 days to appeal. Once the appeal period has elapsed, the letter of resolution becomes final, and at that time the resolution will be presented to the administrative collection body (process). The State Public Treasury did not file an appeal and on October 25, 2015, Ampla presented to the special collection body the favorable resolution issued by the Supreme Court of Brasilia. On April 20, 2016, it was issued first instance resolution favorable to Ampla determining termination of the legal proceeding and the State extinguished the debt. Ampla requested the guarantee to be released and is waiting for the decision. Closed case that will no longer be informed.

10.	The State of Rio de Janeiro filed complaints against Ampla for the periods from 1996 through 1999 and from 2007 through 2014, since it considered that the ICMS calculation for the acquisition of property, plant and equipment was incorrect. Specifically, the State of Rio de Janeiro believes that Ampla does not have all necessary supporting documentation and that property, plant and equipment were not used for the electric energy generation and distribution activities.In its defense, Ampla states that (i) the corresponding legislation does not specify the different classes of items of property, plant and equipment that could be used for the ICMS credit purposes; (ii) such items of property, plant and equipment related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Ampla filed its administrative and judicial defense in all the processes and is awaiting the final resolutions. The amount of this claim is ThR$ 109,702 (approximately ThCh$ 22,603,779).

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11.	In October 2009, Tractebel Energía S.A. sued CIEN claiming an alleged breach of the contract “Purchase & Sale Agreement for 300 MW of Firm Capacity and associated Energy originating from Argentina” signed in 1999 between CIEN and Centrais Geradoras do Sul do Brasil S.A (which is now known as Tractebel Energía). Tractebel Energía asked the court to order CIEN to pay a rescission penalty of R$ 117,666,976 (approximately ThCh$ 24,244,939) plus other fines due to the unavailability of energy. The breach allegedly occurred due to a failure by CIEN to ensure sufficient capacity as contracted with Tractebel Energía during the 20-year period, which allegedly took place beginning in March 2005. In May 2010, Tractebel Energía notified CIEN via a written statement, but not judicially, its intention to exercise step-in rights of Line I (30%). The proceeding is currently at the first instance. CIEN petitioned to join this proceeding with the lawsuit filed by it against Tractebel Energía in 2001, which involves a dispute relative to exchange rates and taxing issues. The petition to join both proceedings was rejected by the court. Subsequently, CIEN filed a request to suspend the proceeding for 180 days in order to avoid potentially divergent decisions. The court ordered the suspension of proceedings for one year pending the outcome of the other lawsuit of CIEN against Tractebel Energía. The court issued a resolution extending this suspension until July 9, 2015. This proceeding has not had any changes as of date.

12.	In 2010, Furnas Centrais Eletricas S.A. filed a suit against CIEN, based on CIEN’s alleged breach of the contract “Firm Capacity Purchase with associated Energy for the purchase of 700 MW of firm capacity with related energy originating from Argentina”, which was signed in 1998 with a term of 20 years beginning in June 2000. In its lawsuit, Furnas requested a compensation of R$ 520,800,659 (approximately ThCh$ 107,309,465) corresponding to a rescission penalty included in the contract, plus adjustments and default interests, from the date of filing of the claim until actual payment. Furnas also requested for additional penalties based on the lack of availability of the “firm power and related energy” and for other damages to be determined upon the final decision. The first trial judgment denied the claims of Furnas for CIEN’s responsibility for breach of its contractual obligations. The Court recognized the existence of force majeure because of the energy crisis in Argentina. The claimant filed an appeal against this sentence. In July 2015, CIEN presented its arguments to the Court regarding the appeal filed by Furnas. Moreover, regarding the foreign language documents presented by CIEN, the judge of first instance determined that those documents would be excluded from the lawsuit, which decision was confirmed by the 12th Civil Section of the State Court. CIEN has filed a Special Appeal (Recurso Especial) against this decision, which will be decided by the Superior Court of Justice. In addition to the foregoing, CIEN received a notice from Furnas, not at the judicial headquarters, indicating that in case of rescission due to CIEN’s breach, Furnas would have the right to acquire 70% of Line I.

13.	In 1982 under the framework of an electricity supply network expansion in Brazilian rural areas, which was financed principally byInternational Development Banks (IDBs), the then-state-owned Companhia Energética do Ceará S.A. (Coelce) signed contracts with 13 cooperatives at the request of the Brazilian Government and the IDBs to implement this project. Under the contracts, Coelce operated and maintained the assets and paid a monthly fee, which was price-level restated for inflation. These contracts were of indefinite length and failed to clearly identify the networks that were under their scope due the public nature of Coelce and the fact that they were often repaired, creating confusion between the assets that were operated and maintained by Coelce, and the assets that were owned by it. From 1982 until June 1995 Coelce regularly paid rent for the use of the electric system to cooperatives, adjusted monthly by the relevant rate of inflation. However, from June 1995, Coelce, while it was still state-owned, decided not to continue adjusting the payments for inflation. In 1998 Coelce was privatized and acquired by the Enersis Group, and continued to pay the rent to the network cooperatives in the same manner as before its privatization, that is, without adjusting the rent for inflation. As a consequence, some of these cooperatives have brought legal action against Coelce, including the two actions initiated by Cooperativa de Eletrificacao Rural do V do Acarau Ltda (Coperca), for the payment of the adjustment for inflation as described below. Coelce’s defense is basically grounded on the argument that the adjustment is not applicable, since the assets lacked value due to their much extended useful lives, taking into consideration their depreciation; or, alternatively, if the assets were deemed to have any value, it would be very low since Coelce performed their replacement, extension and maintenance. The amount involved in this litigation is approximately R$ 190,491,729 million (approximately ThCh$ 39,250,268).

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One of the plaintiffs in this litigation, Coperva, filed a review action requesting expert evaluation of the issue. Once the expert report was delivered, Coelce claimed there were technical inconsistencies therein and requested a new evaluation to be conducted, but the court denied the claim and ruled the “anticipated execution of the decision”, which entails the preliminary determination of the adjusted monthly payments Coelce should have made and ordering the immediate payment of the difference between such adjusted values and the values Coelce actually paid. An appeal has been filed and a precautionary measure has been obtained in favor of Coelce, staying the anticipated execution of the decision. On April 7, 2014 a court of first instance denied Coperva’s claims. Coperva filed an appeal which was rejected. Coperva filed an appeal requesting clarification which was rejected on January 11, 2016. On February 3, 2016, Coperva filed a Special Appeal with the Higher Court of Justice. Another plaintiff in the ligation filed a review action in 2007, through which Coperva is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 1% of the value of the asset leased, estimated by Coperva to be at R$ 15.6 million (approximately ThCh$ 3,214,335). This proceeding its a first instance and has not yet started the evidence presenting stage. The amount involved in this proceeding is estimated to be approximately R$ 99,715,811 (approximately ThCh$ 20,546,154). In Coelce’s case, the Review Action was filed in 2006 and Coelce is attempting to readjust the lease value of its distribution lines (in the central region of the State of Ceará), to be calculated at 2% of the value of the asset leased. The amount involved in this proceeding is approximately R$ 114,795,033 (approximately ThCh$ 23,653,184). This proceeding, as well as the one for Coperva, has not been advanced by the plaintiff and both at in their first instance.

14.	In February 2004, two Brazilian taxes, COFINS and PIS were amended from an accrual regime (rate of 3.65% without credit deduction) to a non-accrual regime (9.25% with credit). According to legislation, long-term assets and service supply agreements performed prior to October 31, 2003 under “predetermined price” could remain in the accrual regime. Endesa Fortaleza had entered into energy purchase agreements that complied with the requirements, and as a result, the revenue for such agreements were initially taxed under the accrual regime, which is more advantageous. In November 2004, an administrative order was released which defines the concept of “predetermined price”. According to it, CGTF agreements (Endesa Fortaleza) must be subject to the non-accrual regime. In November 2005, a new Law clarified the “predetermined price” concept. On the basis of the 2005 legislation, the regime that should be applied to the agreements was the accrual regime (more advantageous). The ANEEL issued a (Administrative Law) Technical Note indicating that the agreements entered into by virtue of its standards and with its approval comply with the legislative requirement. PIS and COFINS tax paid in excess under the non-accrued regime by CGTF and CIEN between November 2004 and November 2005 generate tax credits which were used to pay other taxes due. Nevertheless, in 2009 the tax authorities rejected the compensation procedures. In February 2007, the Brazilian tax authorities audited Endesa Fortaleza regarding the payment of PIS/COFINS tax during December 2003 and from February 2004 to November 2004. The audit resulted in a claim alleging differences between the amounts stated in Endesa Fortaleza’s annual tax return (where the PIS/COFINS tax amounts were reported under the new non-accrued regime) and the amounts stated in monthly tax returns (where the amounts due were reported under an older accrual system). Endesa Fortaleza filed an appeal with the second administrative instance and this ruled maintaining the first instance verdict. Endesa Fortaleza filed an appeal with the Higher Chamber of Fiscal Resources the resolution of which is pending. The amount involved in this proceeding is ThR$ 77,766 (approximately ThCh$ 16,023,459).

15.

Coelce bills the “low income” consumer with a social discount that determines a final rate called “baja renta” (low income). The State compensates Coelce for this discount as a state subsidy. The ICMS (a tax similar to the Chilean Value Added Tax) is transferred (deducted) by Coelce over the amount of the normal rate (without the discount). On the other hand, the State of Ceará establishes that the ICMS does not apply to billings that fluctuate between 0 and 140 kW/h. Also, Coelce, in order to calculate the ICMS deductible amount in reference to the total ICMS supported in energy purchases must apply the “pro rata” rule, which uses the percentage that represents revenues subject to ICMS over the total income (whether or not subject to ICMS). Coelce considers, for the purpose of its inclusion in the pro rata denominator, that the revenue not subject to ICM is the result of applying the end sales price of energy (price after the subsidy is discounted) and the Brazilian IRS holds that the income not subject to ICMS is the price of the normal rate (without discounting the subsidy). The Brazilian IRS’s position implies a lower ICMS deduction percentage. The Brazilian Treasury view is that the “ICMS pro rata” calculation should be based on the normal rate value in “low income” energy sales cases, instead of the reduced rate that Coelce uses. The Brazilian Treasury criteria results in a

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greater ICMS non-recoverable percentage, which results in a higher ICMS payable. Coelce argues that its calculation is correct, since it must be used in the “ICMS pro rata” calculation, reducing the value of the ICMS rate since that is the accurate value of the energy sales transaction (the ICMS’s base is the transaction value of the goods sold). In reference to the 2005 and 2006 litigation, after the unfavorable decision in the administrative process, Coelce is waiting for the filing of the State’s judicial execution. However, Coelce has already presented the banking guarantee in order to assure its right to obtain the Regular Tax Certification. With reference to the 2007, 2008 and 2009 litigation, Coelce filed the administration defense, and the decision is pending. With reference to 2010, the proceeding was received in January 2015 and Coelce filed its first instance administrative defense. With reference to the 2005 and 2006 litigation, the rulings were unfavorable for Coelce. With reference to the 2007, 2008 and 2009 litigation, the rulings were unfavorable for Coelce but some of them resulted in a reduction of the amounts due to expiration. Coelce filed legal claims in order to ensure its certification of a regular tax status, which will allow it to continue receiving public funding, having previously guaranteed its tax debt. The State of Ceará filed Fiscal Executions (legal collection procedures) for the years 2006, 2007 and 2009. For the other years, it is pending the filing of the corresponding fiscal executions. With reference to the 2010 and 2011 litigation, the complaints were received in January 2015 and January 2016, respectively, and Coelce filed its first instance administrarive defense. The next step is to continue with the defense of the judicial and administrative processes. The amount of these claims is ThR$ 112,082 (approximately ThCh$ 23,094,171).

16.	Vicunha do Nordeste S/A (Finobrasa) filed a lawsuit against Coelce by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2283 of February 28, 1986. The intention of the lawsuit is to declare such adjustment illegal, seeking to extend illegality effects until the present time. During the proceeding, FINOBRASA filed another lawsuit with similar requests. Regarding the first process, Finobrasa obtained a final ruling against Coelce, which ordered Coelce to pay the unduly collected amounts, extending the effects of such ruling until the present time, which does not coincide with the jurisprudence of the Supreme Court of Justice. Considering the above, Coelce filed a rescission action, which seeks to amend a final decision and may be filed up to 2 years after the final period to file appeals has ended. This is a new action, with extremely restrictive requirements and its proceeding is started on second instance, with the purpose of questioning an error in the decision, either any procedural defect or a substantial defect of rulings by supreme courts (which is the basis for this lawsuit). Regarding the second action, the judge dismissed it due to his pendency and matter adjudged, since both are similar petitions. For this reason, the purpose of the three lawsuits is the same, that is, to assess the wide or restrictive effect of the 1986 adjustment illegality. Coelce filed this Rescission Action in 1999, and on September 28, 2010 a ruling was passed and the “Civil United Chambers” unanimously declared that the illegality of the collection made by Coelce is limited to 9 months of 1986 (March to November). On September 30, 2015 a ruling rejected the Special Appeal filed by Finobrasa. On November 6, 2015, Vicunha filed a Petition for Clarification of the Decision (Embargo de Aclaración) against this judgment, which is pending resolution. On February 4, 2016, the Court began the judgement and is tied one vote to one. The judgment must be resumed in the following Court sessions. The amount of this claim is R$ 71,975,926 (approximately ThCh$ 14,830,431).

17.	Lawsuits filed by Industria Barbalhense di Cemento Portland S.A. (IBACIP) against Coelce, by reason of the adjustment to the electric energy tariffs applied by concessionaires based on Orders No. 38 and 45 granted by the National Department of Water and Electric Energy (DNAEE), in February 1986. These Orders authorized an increase of 20% over the tariff for industrial clients during the frozen price period, also implemented by the Federal Government through Decree Law No. 2,283, of February 28, 1986. The intention of the lawsuit is to obtain a refund of the values that the petitioner would have paid in excess for the use of electric energy by reason of the allegedly illegal 20% increase over the tariffs of industrial clients. On March 17, 2008 a ruling was issued declaring illegal to charge the tariff increased by the DNAEE Orders, but only with respect to the invoices issued within the period between March and November 1986. Both parties filed appeals against this ruling before the Court of Justice and they were both dismissed. Coelce has filed a Special Appeal with the Supreme Court of Justice, and the Court has not yet issued a decision. The amount involved is R$ 64,084,011 (approximately ThCh$ 13,204,325).

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18.	Collective lawsuit filed by Sindeletro against Coelce with the intention of obtaining a supplementary salary payment based on a 30% over the base salary for employees exposed to hazards.

In its defense, Coelce sustains that the amendments made in the payment and determination of this salary supplement were legal, since they were the result of an analysis made by a commission established for this purpose aimed to identify which activities were hazardous and which employees worked in such areas.

In the first instance Coelce was condemned to pay to all employees a hazardous salary supplement of 30% as of January 1, 1986. Also, it was ordered to pay attorney fees of 15% over the punishment value. Coelce filed an ordinary appeal with the Regional Labor Court (TRT).

In the second instance, the ordinary appeal filed by Coelce was partly accepted, it states that such supplement should not be paid to employees not performing hazardous activities. Also, it acknowledged that the percentage due for this hazardous salary supplement could be reduced according to the length of time of the employee’s exposure to hazards. Sindeletro filed a review appeal against this ruling in the second instance with the Supreme Labor Court (TST).

In the third instance, the TST accepted the review appeal filed by Sindeletro, rejecting the possibility of reducing the percentage based on a shorter length of time of exposure to hazards. The TST declared that if an employee has performed a hazardous activity the employee is entitled to receive a 30% salary supplement over his or her base salary, regardless if he performed such hazardous activity only for one day or for the entire month. The TST ruling is based on the TST jurisprudence of its Statement 361 and is not subject to appeal.

The settlement phase (values assessment) has begun with the calculation delivered by Sindeletro. Coelce has been urged to make its statement. After starting the execution phase, Coelce was urged to pay or to guarantee execution for an amount of R$ 5,014,269.49 (€1,538,119). Thus, Coelce made a deposit of the guarantee and filed its disclaim to execution. On November 4, 2015 Coelce released R $ 1.73 millions for the distribution to employees by Sindeletro. Colece appealed against that decision. The amount involved is R$ 67,000,000 (approximately ThCh$ 13,805,156).

19.	The State of Ceará filed complaints against Coelce for the periods 2003, and 2004 to 2010, since it considered that the ICMS calculation for fixed assets acquisition was incorrect. Specifically, the State of Ceará states that Coelce does not have all the necessary supporting documents and that some fixed assets were not devoted to the activity of electric energy production or distribution. In its defense, Coelce explains that (i) the corresponding legislation does not specify the different types of fixed assets that could be used for the ICMS credit purposes; (ii) such fixed assets are related to the main activity of the companies, even if they are used at the offices and administrative premises. It also intends to compare the credits with the acquisition invoices; Coelce filed its administrative defense in all administrative processes and is awaiting for final resolutions.The amount of this claim is ThR$ 127,417 (approximately ThCh$ 26,253,903).

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22.	SANCTIONS

a)	Directors and managers

As June 30, 2016, neither the directors nor management has been sanctioned for any matter by the Superintendency of Securities and Insurance or any other administrative authority

b)	Associates

1.	Edesur S.A.

•	As of June 30, 2016, Edesur S.A. received seven fines from the Electricity Regulatory Body (ENRE) amounting to $31,081,214 Argentine pesos (approximately ThCh$1,366,767) for failure to comply with technical and commercial quality regulations, and one fine for $21,840,000 Argentine pesos (approximately ThCh$960,394) for failure to comply with road and highway safety regulations. Appeals against the fines have been filed.

•	From April 1, 2016 to June 30, 2016, no fines have been imposed by the ENRE.

2.	Ampla Energía S.A.

•	As of June 30, 2016, the company has three fines pending resolution totaling € 2,026,659 (approximately ThCh$1,490,609) received from the National Electrical Energy Agency (Agencia Nacional de Energía Eléctrica or ANEEL) due to problems with quality service and for other matters. In 2016, no fines have been paid.

•	As of June 30, 2016, the company has 143 fines pending resolution totaling €1,437,796 (approximately ThCh$1,057,499) received from the environmental agencies (IBAMA - Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis and ICMBio - Instituto Chico Mendes de Conservação da Biodiversidade) for unauthorized removal of vegetation, lack of environmental license, the death of animals through contact with the energy network and other related matters. In 2016, other 2 fines for death of animals and environmental license were paid for €3,102 (ThCh$2,282).

•	As of June 30, 2016, the company has 39 fines pending resolution totaling €2,765,466 (approximately ThCh$2,304,002) received from the Consumer Defense and Protection Agency (Autarquía de Defensa a Protección del Consumidor, PROCON) due to problems with quality service, reimbursing improper charges, electrical damages, and other irregularities. In 2016, no fines have been paid.

•	As of June 30, 2016, the company has 14 fines pending resolution received from the employee defense agencies (SRTE) due to non-compliance with formalities and certain security procedures (*). In 2016, other 3 fines were paid totaling €1,703 (approximately ThCh$1,253).

(*) Clarification: The amount of some of the fines has not yet been determined; the amounts will be set after Ampla submits certain data.

3.	Companhia Energética do Ceará (Coelce)

•	As of June 30, 2016, the company has seven fines pending resolution totaling €17,154,414 (approximately ThCh$12,617,079) received from the National Electrical Energy Agency (Agencia Nacional de Energía Eléctrica or ANEEL) due to problems with quality service, customer service quality, reimbursement of improper charges to municipalities and for other matters. In 2016, other 11 fines for accidents and reimbursement of improper charges to municipalities were paid for €5,380,698 (approximately ThCh$3,957,506).

•	As of June 30, 2016, the company has 1 fine pending resolution totaling €5,640 (approximately ThCh$4,148) received from the environmental agencies (IBAMA - Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis and ICMBio - Instituto Chico Mendes de Conservação da Biodiversidade) for lack of environmental licence. In 2016, no fines have been paid.

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•	As of June 30, 2016, the company has 11 fines pending resolution totaling €1,857,349 (approximately ThCh$1,366,081) received from the Consumer Defense and Protection Agency (PROCON/CE and DECON/CE) due to problems with quality service, reimbursing improper charges, electrical damages, and other irregularities.

•	As of June 30, 2016, the company has 16 fines pending resolution from the employee defense agencies (SRTE) due to problems with formalities and certain security procedures for €2,574,539 (approximately ThCh$1,893,575). In 2016, no fines have been paid.

4.	Cien (Companhia de Interconexión Energética S.A.)

•	As of June 30, 2016, the company neither has fines pending resolution received from the National Electrical Energy Agency (ANEEL) nor has any fine been paid.

•	As of June 30, 2016, the company has one fine pending resolution totaling €953 (approximately ThCh$701) received from the employee defense agencies (SRTE). In 2016, no fines have been paid.

•	As of June 30, 2016, the company neither has fines pending resosolution received from other matters (environmental) nor has any fine been paid.

5.	Edelnor S.A.A.

•	As of June 30, 2016, the Supervisory Agency for Investments in Energy and Mines (OSINERGMIN) imposed 68 fines totaling S/7,681,075.21 (approximately ThCh$1,543,145) on Edelnor S.A.A. for alleged failure to comply with technical and commercial standards. Of which, 22 fines were paid for S/2,120,944.32 (approximately ThCh$426,102) (In some cases, a 25% cash discount).

•	As of June 30, 2016, the National Superintendence of Customs and Tax Administration (SUNAT) imposed several fines on Edelnor S.A.A. Of which, a total amount of S/7,718,859 (ThCh$1,550,736) has been paid. (In some cases, a discount or form of gradual payments was applied)

6.	Codensa

•	As of June 30, 2016, the company has two fines pending resolution totaling CPs 181,261,982 (approximately ThCh$41,109) received from the Superintendence of Public Household Services (SPPD) for failure to comply with Law 142, Law 143, and the regulations of the Energy and Gas Regulatory Commission. In 2016, the SPPD issued unfavorable resolution on five fines for non compliance with above regulations which resulted in a total payment of CPs 409,113,200 (approximately ThCh$92,785).

•	As of June 30, 2016, it is pending resolution an appealed filed by Codensa against a fine for CPs 11,031,264 (approximately ThCh$2,502) imposed by the Consumer Protection Investigation Bureau of the Superintendency of Industry and Commerce for incompliance with the instructions of such regulatory body on a request of information made in 2013 related to the terms a conditions of a pharmacy coupon called 24 hours 7454-123. In 2013, the company paid a fine of CPs 22,668,000 (approximately ThCh$5,141) imposed by the same regulatory body due to an error made by the company’s invoicing service for having erroneously collected on a loan from a claimant who reported the mistake on several occasions.

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7.	Sociedad Portuaria Central Cartagena (SPCC)

•	As of June 30, 2016, there are no pending matters leading to receive a fine from the Superintendency of Port and Transportation for incompliance with Law 001 of 1991 and any other regulations ruling the port activities in Colombia. In 2014, the company paid a fine for CPs 2,142,400 (approximately ThCh$486) for reporting accounting and financial information for the 2010 year at the improper time.

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23.	ENVIRONMENT

As June, 30 and March 1, 2016, there are no environmental expenses.

24.	FINANCIAL INFORMATION ON SUBSIDIARIES, SUMMARIZED

As of June 30 and March 1, 2016, the summarized financial information of our main subsidiaries is detailed as follows:

Subsidiary	June 30, 2016
	Type of financial statements	Current Assets	Non-current assets	Total Assets	Current liabilities	Non- current liabilities	Equity	Total Liabilities and Equity	Revenue	Raw materials and consum- ables used	Contri- bution margin	Gross opera- ting income	Oper- ating income	Fina- ncial income	Profir before taxes	Income taxes	Profit (Loss)	Other compre- hensive income	Total compre- hensive income
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Chilectra Inversud S.A.	Separate	6,066,313	155,387,144	161,453,457	312,685	—	161,140,771	161,453,456	—	—	—	(184)	(184)	658,439	2,023,077	18,985	2,042,062	—	2,042,062

Subsidiary	March 1,2016
	Type of financial statements	Current Assets	Non-current assets	Total Assets	Current liabilities	Non-current liabilities	Equity	Total Liabilities and Equity
		ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$	ThCh$
Chilectra Inversud S.A.	Separate	3,954,803	155,368,159	159,322,962	(224,251)	—	(159,098,711)	(159,322,962)

25.	SUBSEQUENT EVENTS

There are no subsequent events that have occurred between July 1, 2016 and the issuance date of these interim financial statements.

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APPENDIX 1 CHILECTRA GROUP COMPANIES

Company	Percentage of control at 6/30/2016			Percentage of control at 3/1/2016			Corporate address	Activity
	Direct	Indirect	Total	Direct	Indirect	Total
Chilectra Inversud S.A.	99.998%	0.000%	99.998%	99.998%	0.000%	99.998%	Santiago, Chile	Portfolio company

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APPENDIX 2 ASSOCIATED COMPANIES

Company	Ownership Interest at 6/30/2016			Ownership Interest at 3/1/2016			Corporate address	Activity
	Direct	Indirect	Total	Direct	Indirect	Total
Ampla Energía e Serviços S.A	31.367%	5.280%	36.647%	31.367%	5.280%	36.647%	Rio de Janeiro, Brazil	Production, transport and distribution of electricity
Compañía Distribuidora y Comercializadora de Energía S.A.	9.350%	0.000%	9.350%	9.350%	0.000%	9.350%	Bogotá, Colombia	Distribution and marketing of electricity
Distrilec Inversora S.A.	23.418%	0.000%	23.418%	23.418%	0.000%	23.418%	Buenos Aires, Argentina	Portfolio company
Empresa Distribuidora Sur S.A.	20.847%	13.193%	34.040%	20.847%	13.193%	34.040%	Buenos Aires, Argentina	Distribution and marketing of electricity
Enel Brasil S.A. (Ex Endesa Brasil S.A.)	11.270%	0.000%	11.270%	11.270%	0.000%	11.270%	Rio de Janeiro, Brazil	Portfolio company
Inversiones Distrilima S.A.	30.154%	0.000%	30.154%	30.154%	0.000%	30.154%	Lima, Peru	Portfolio company

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